Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220646

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

SUPPLEMENT NO. 7 DATED APRIL 5, 2019

TO THE PROSPECTUS DATED MAY 1, 2018

This document supplements, and should be read in conjunction with, the prospectus of Strategic Student & Senior Housing Trust, Inc. dated May 1, 2018 and Supplement No. 6 dated November 30, 2018 (which amended and superseded all prior supplements to the prospectus). Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our public offering;
•	updates to our risk factors;
•	an update regarding our debt;
•	information regarding our share redemption program;
•	information regarding related party fees and expenses;
•	our first and second quarter of 2019 distribution declarations;
•	our distribution declaration history;
•	selected financial data;
•	an update to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus to include information for the year ended December 31, 2018;
•	an update to the “Plan of Distribution” section of our prospectus;
•	a revised subscription agreement; and
•	our audited consolidated financial statements as of and for the year ended December 31, 2018.

Status of Our Offering

Pursuant to our private offering, which terminated on March 15, 2018, we sold approximately $93 million in Class A shares, or approximately 10.8 million Class A shares. On May 1, 2018, our public offering was declared effective. As of March 31, 2019, we had sold approximately 286,000 shares of Class A Common stock, approximately 52,000 shares of Class T Common stock, and approximately 67,000 shares of Class W Common stock for gross offering proceeds of approximately $4.0 million in our primary offering. As of March 31, 2019, approximately $1.1 billion in shares remained available for sale in our public offering, including shares available pursuant to our distribution reinvestment plan.

Updates to our Risk Factors

The following updates the new risk factor previously added under “Risks Related to this Offering and an Investment in Strategic Student & Senior Housing Trust, Inc.”

We have incurred a net loss to date, have an accumulated deficit and our operations may not be profitable in 2019.

We incurred a net loss attributable to common stockholders of approximately $16.0 million for the fiscal year ended December 31, 2018. Our accumulated deficit was approximately $22.3 million as of December 31, 2018. Given that we are still early in our fundraising and acquisition stage, our operations may not be profitable in 2019.

The first full risk factor on page 29 of the prospectus in the “Risk Factors—Risks Related to this Offering and an Investment in Strategic Student & Senior Housing Trust, Inc.” section of our prospectus is hereby deleted and replaced with the following:

We have paid, and may continue to pay, distributions from sources other than cash flow from operations, which may include borrowings or the net proceeds of our offerings (which may constitute a return of capital); therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced. Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to our stockholders, at least in the first few years of operation.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities, or sell assets in order to fund the distributions or make the distributions out of net proceeds from our offerings (which may constitute a return of capital). Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to our stockholders, at least in the first few years of operation. For the year ended December 31, 2017, we funded 73.8% of our distributions using proceeds from our primary private offering and 26.2% using proceeds from our distribution reinvestment plan. For the year ended December 31, 2018, we funded 12.9% of our distributions using cash flows from operations, 50.6% using proceeds from the primary private offering and our primary offering and 36.5% using proceeds from our distribution reinvestment plan. We are not prohibited from undertaking such activities by our charter, bylaws, or investment policies, and we may use an unlimited amount from any source to pay our distributions, and it is likely that we will continue to use public offering proceeds to fund a majority of our early distributions. Payment of distributions in excess of earnings may have a dilutive effect on the value of our shares. If we pay distributions from sources other than cash flow from operations, we will have fewer funds available for acquiring properties, which may reduce our stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain. See the “Description of Shares — Distribution Policy” section of this prospectus.

The following hereby replaces the risk factor captioned “High interest rates may make it difficult for us to refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make” under the “Risk Factors—Risks Associated with Debt Financing” section of our prospectus. The corresponding caption in the Prospectus Summary under the heading “Summary Risk Factors” is also replaced accordingly.

Our obligation to make balloon payments could increase the risk of default.

Certain of our debt will have balloon payments of up to 100% of the principal amount of such loans due on the respective maturity dates. Thus, such debt will have a substantial payment due at the scheduled maturity date, unless previously prepaid or refinanced.  Loans with a substantial remaining principal balance on their stated maturity involve greater degrees of risk of non-payment at stated maturity than fully amortizing loans. As a result, our ability to repay the such loans on their respective maturity dates will largely depend upon our ability either to prepay such loans, refinance such loans or to sell, to the extent permitted, all or a portion of the properties encumbered by such loans, if any. Our ability to accomplish either of these goals will be affected by a number of factors at the time of attempted prepayment, refinancing or sale, including, but not limited to: (i) the availability of, and competition for, credit for commercial real estate; (ii) prevailing interest rates; (iii) the net operating income generated by our properties; (iv) the fair market value of our properties; (v) our equity in our properties; (vi) our financial condition; (vii) the operating history and occupancy level of our properties; (viii) the tax laws; and (ix) the prevailing general and regional economic conditions.

Update Regarding our Debt

The following updates the disclosure in the “Our Properties – Debt Summary – KeyBank Bridge Loans” section of our prospectus:

On February 23, 2019, pursuant to the terms of the Utah Bridge Loan, the KeyBank Bridge Borrowers elected to extend the maturity date of the Utah Bridge Loan from February 23, 2019 to August 23, 2019. Subsequently, on March 29, 2019, the KeyBank Bridge Borrowers entered into a second amendment to the Utah Bridge Loan (the “Second Amendment”), whereby (i) our sponsor executed a joinder agreement to become an additional borrower under the Utah Bridge Loan and the Courtyard Bridge Loans, (ii) the collateral was amended such that it is additionally comprised of a pledge of equity interests owned by subsidiaries of our sponsor in certain entities, as set forth in separate pledge agreements, (iii) certain of the covenants and restrictions were revised accordingly, and (iv) the maturity date of the Utah Bridge Loan was further extended to April 30, 2020.

In connection with the foregoing, we, along with the KeyBank Bridge Borrowers and our sponsor, also entered into a Second Omnibus Amendment and Reaffirmation of Loan Documents (the “Second Omnibus Amendment” and together with the Utah Bridge Loan, the Courtyard Bridge Loans and the Second Amendment, the “Full KeyBank Bridge Loan”), which amended the collateral and covenants of the Utah Bridge Loan and the Courtyard Bridge Loans, and reaffirmed the material terms of thereof, including our role as guarantor pursuant to the revised terms and conditions of the Full KeyBank Bridge Loan. The maturity date of the Courtyard Bridge Loans remains unchanged at August 31, 2019, which may be extended to April 30, 2020.

Share Redemption Program Information

For the year ended December 31, 2018 we received one redemption request for approximately 2,000 shares (approximately $15,000) which was fulfilled in January of 2019. For the year ended December 31, 2017, we did not receive any requests for redemption.

Related Party Fees and Expenses

The following table summarizes related party costs incurred and paid by us for the years ended December 31, 2018 and 2017, as well as any related amounts payable as of December 31, 2018 and 2017:

	Year Ended December 31, 2017			Year Ended December 31, 2018
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$394,654	$271,229	$123,425	$798,899	$550,938	$371,386
Transfer Agent expenses	—	—	—	107,473	58,000	49,473
Asset management fees(1)	135,163	93,492	41,671	1,303,198	262,347	1,082,522
Property management oversight fees	—	—	—	244,623	44,336	200,287
Acquisition expenses	2,310,020	2,310,020	—	154,311	154,311	—
Capitalized
Debt issuance costs	499,382	465,500	33,882	357,025	390,907	—
Acquisition expenses	—	—	—	3,180,000	1,200,000	1,980,000
Additional Paid-in Capital
Selling commissions	3,947,269	3,915,109	32,160	894,118	926,278	—
Dealer Manager fees	1,490,524	1,474,704	15,820	511,522	527,342	—
Stockholder servicing fees and dealer manager servicing fees(2)	—	—	—	47,955	1,009	46,946
Offering costs	508,350	508,350	—	913,383	406,331	507,052
Total	$9,285,362	$9,038,404	$246,958	$8,512,507	$4,521,799	$4,237,666

(1)

For the year ended December 31, 2017 and the four months ended April 30, 2018, our advisor permanently waived one half of the asset management fee totaling approximately $135,000 and $160,000, respectively. Such amounts were waived permanently and accordingly, will not be paid to our advisor. Commensurate with our public offering being declared effective on May 1, 2018, our advisor is no longer waiving asset management fees.

(2)

We pay our dealer manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W Shares sold in the primary offering.

 Our First and Second Quarter of 2019 Distribution Declaration

On December 20, 2018, our board of directors declared a daily distribution rate for the first quarter of 2019 of $0.0016980822 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period, commencing on January 1, 2019 and continuing on each day thereafter through and including March 31, 2019. Such distributions payable to each stockholder of record during a month will be paid the following month. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00142 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00157 per day will be paid per Class W share.

On March 12, 2019, our board of directors declared a daily distribution rate for the second quarter of 2019 of $0.0016980822 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period, commencing on April 1, 2019 and continuing on each day thereafter through and including June 30, 2019. Such distributions payable to each stockholder of record during a month will be paid the following month. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00142 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00157 per day will be paid per Class W share.

Distribution Declaration History

The following table shows the distributions we have paid through December 31, 2018:

Quarter	Preferred Unit Holders	OP Unit Holders	Common Stockholders	Distributions Declared per Common Share
3rd Quarter 2017	$ 136,282	—	$69,415	$0.096
4th Quarter 2017	$ 103,603	—	$850,816	$0.155
1st Quarter 2018	—	—	$1,399,074	$0.153
2nd Quarter 2018	—	$9,337	$1,665,282	$0.155
3rd Quarter 2018	—	—	$ 1,708,762	$0.155
4th Quarter 2018	—	$14,496	$1,703,259	$0.155

The following shows our distributions and the sources of such distributions for the year ended December 31, 2018.

	Year Ended December 31, 2018		Year Ended December 31, 2017
Distributions paid in cash — common stockholders	$4,105,267		$616,387
Distributions paid in cash — Operating Partnership unitholders	14,496		—
Distributions paid in cash — preferred unitholders	—		239,885
Distributions reinvested	2,371,110		303,844
Total distributions	$6,490,873		$1,160,116
Source of distributions
Cash flows provided by operations	$835,907	12.9%	$—
Proceeds from our offerings	3,283,856	50.6%	856,272	73.8%
Offering proceeds from distribution reinvestment plan	2,371,110	36.5%	303,844	26.2%
Total sources	$6,490,873	100.0%	$1,160,116	100.0%

We did not commence paying distributions until September 2017. From our inception through December 31, 2018, we paid cumulative distributions of approximately $7.7 million including approximately $0.2 million related to our preferred unitholders, as compared to cumulative net loss attributable to our common stockholders of approximately $22.3 million which includes acquisition related expenses of approximately $3.4 million and non-cash depreciation and amortization of approximately $17.7 million.

For the year ended December 31, 2018, we paid total distributions of approximately $6.5 million, as compared to net loss attributable to our common stockholders of approximately $16.0 million for the year ended December 31, 2018. Net loss attributable to our common stockholders for the year ended December 31, 2018 includes non-cash depreciation and amortization of approximately $13.9 million, and acquisition related expenses of approximately $0.5 million.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions solely from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our Public Offering. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Selected Financial Data

The following is a summary of financial information for the periods shown below:

	As of and for the Year Ended December 31, 2018	As of and for the Year Ended December 31, 2017
Operating Data
Total revenues	$23,372,722	$3,651,331
Net loss	(15,720,781)	(7,062,210)
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	(16,029,733)	(6,233,945)
Net loss per Class A common share-basic and diluted	(1.51)	(2.78)
Net loss per Class T common share-basic and diluted	(1.51)	—
Net loss per Class W common share-basic and diluted	(1.51)	—
Dividends declared per common share	0.62	0.25
Balance Sheet Data
Real estate facilities, net	$251,222,802	$97,003,667
Total assets	277,969,615	115,126,186
Total debt, net	203,735,898	52,299,638
Total liabilities	212,909,330	54,566,859
Equity	52,304,923	60,255,483
Other Data
Net cash provided by (used in) operating activities	$835,907	$(1,285,994)
Net cash used in investing activities	(172,770,042)	(106,437,232)
Net cash provided by financing activities	172,834,748	118,093,224

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this supplement.

Overview

Strategic Student & Senior Housing Trust, Inc. was formed on October 4, 2016 and commenced formal operations on June 28, 2017, as discussed below. We were formed under the MGCL for the purpose of engaging in the business of investing in student housing and senior housing properties and related real estate investments. We elected to be treated as a REIT under the Internal Revenue Code for federal income tax purposes beginning with our taxable year ended December 31, 2017.

On January 27, 2017, pursuant to a confidential private placement memorandum, we commenced a private offering of up to $100,000,000 in shares of our common stock (the “Primary Private Offering”) and 1,000,000 shares of common stock pursuant to our distribution reinvestment plan (together with the Primary Private Offering, the “Private Offering”). The Private Offering required a minimum offering amount of $1,000,000, which we met on August 4, 2017. Our Private Offering terminated on March 15, 2018. We raised offering proceeds of approximately $93 million from the issuance of approximately 10.8 million shares pursuant to the Private Offering. Please see the Notes to the Consolidated Financial Statements contained elsewhere in this supplement for additional information. Upon the commencement of our Public Offering, discussed below, and the filing of the articles of amendment to our charter, all outstanding common stock was redesignated as Class A common stock.

On May 1, 2018, we commenced a public offering of a maximum of $1.0 billion in common shares for sale to the public (the “Primary Offering”) and $95.0 million in common shares for sale pursuant to our distribution reinvestment plan (together with the Primary Offering, the “Public Offering,” and collectively with the Private Offering, the “Offerings”), consisting of three classes of shares: Class A shares for $10.33 per share (up to $450 million in shares), Class T shares for $10.00 per share (up to $450 million in shares), and Class W shares for $9.40 per share (up to $100 million in shares). As of

December 31, 2018, we had sold approximately 126,000 Class A shares, 36,000 Class T shares, and approximately 44,000 Class W shares for gross offering proceeds of approximately $2.0 million in our Public Offering.

As of December 31, 2018 we owned (i) two student housing properties, (ii) four senior housing properties, (iii) an approximately 2.6% beneficial interest in Reno Student Housing, and (iv) an approximately 1.4% beneficial interest in Power 5 Conference Student Housing.

Student Housing

As of December 31, 2018, our student housing property portfolio was comprised as follows:

Property	Date Acquired	Date Completed	Primary University Served	Average Monthly Revenue / Bed(1)	# of Units	# of Beds	Occupancy %(2)
Fayetteville	June 28, 2017	August 2016	University of Arkansas	$658	198	592	74.8%
Tallahassee	September 28, 2017	August 2017	Florida State University	767	125	434	92.4%
Total				$709	323	1,026	82.3%

(1)	Calculated based on our base rental revenue earned during the year ended December 31, 2018 divided by average occupied beds over the same period.
(2)	Represents occupied beds divided by total rentable beds as of December 31, 2018.

Senior Housing

On February 23, 2018, we purchased our first three senior housing properties, which are located near Salt Lake City, Utah and are known as Wellington, Cottonwood Creek and Charleston. On August 31, 2018, we purchased an additional senior housing property (the “Courtyard Property”) located in Portland, Oregon.

As of December 31, 2018, our senior housing property portfolio was comprised as follows:

Property	Date Acquired	Year Built	City, State	Average Monthly Revenue / Unit(1)	# of Units	Occupancy%(2)
Wellington	February 23, 2018	1999	Millcreek, Utah	$4,705	119	88.2%
Cottonwood Creek	February 23, 2018	1982	Millcreek, Utah	3,656	112	70.5%
Charleston	February 23, 2018	2005	Cedar Hills, Utah	3,752	64	93.8%
Courtyard	August 31, 2018	1992-2009	Portland, Oregon	4,224	286	93.3%
Total				$4,160	581	87.9%

(1)

Calculated based on our revenue earned during the year ended December 31, 2018 divided by average occupied units over the same period. Each property is included in the respective calculations starting with its first full month of operations after we acquire the property, as appropriate.

(2)	Represents occupied units divided by total rentable units as of December 31, 2018.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”). Preparing consolidated financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our consolidated financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and our reported amounts of revenues and expenses during the periods covered by the consolidated financial statements contained elsewhere in this supplement. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our consolidated financial condition and results of operations to those companies.

We believe that our critical accounting policies include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained elsewhere in this supplement, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are one year or less, we do not expect to allocate any portion of the purchase prices to above or below market leases. Acquisitions of portfolios of properties are allocated to the individual properties based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual property along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as such allocations may vary dramatically based on the estimates and assumptions we use.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, restricted cash, and other assets consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We will evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Estimated Useful Lives of Long-Lived Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Consolidation of Investments in Joint Ventures

We will evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our consolidated financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as the joint venture entities included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election to be taxed as a REIT, under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2017. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Results of Operations

Overview

As of December 31, 2018, we have derived revenues principally from rents and related fees received from residents of our student housing and senior housing properties and to a lesser extent from other services provided at our senior housing properties. Our operating results depend significantly on our ability to successfully acquire additional student housing and senior housing properties, retain our existing residents and lease our available units to new residents, while maintaining and, where possible, increasing rates. Additionally, our operating results depend on our residents making their required payments to us.

Competition in the markets in which we operate is significant and affects the occupancy levels, rental rates, rental revenues, fees and operating expenses of our student housing and senior housing properties. Development of any new student housing or senior housing properties would intensify competition in the markets in which we operate and could negatively impact our results.

On June 28, 2017, we purchased the Fayetteville Property and commenced formal operations. On September 28, 2017, we purchased our second property, the Tallahassee Property. On February 23, 2018, we purchased our first three senior housing properties: Wellington, Cottonwood Creek, and Charleston. On August 31, 2018, we purchased our fourth senior housing property, the Courtyard Property. Operating results in future periods will depend on the results of operations of these properties and additional student housing and senior housing properties that we acquire.

As of December 31, 2018, we owned two student and four senior housing properties, as compared to December 31, 2017 where we owned two student housing properties.  The comparability of our results of operations was significantly affected by our ongoing acquisition activity in 2018 and 2017. The year ended December 31, 2018 includes a full year of results for our two student housing properties and partial period results for our four senior housing properties.  The year ended December 31, 2017 includes partial period results for our two student housing properties. Therefore, we believe there is little basis for comparison between the years ended December 31, 2018 and 2017.

We expect revenues and expenses to increase in future periods as we acquire additional properties, as well as from recognizing a full period of operating results for the three senior housing properties acquired on February 23, 2018 and the fourth senior housing property acquired on August 31, 2018.

Our results of operations for the year ended December 31, 2018 are not indicative of those expected in future periods as we expect that revenue, operating expenses, depreciation expense, amortization expense, acquisition expense and interest expense will each increase in future periods as a result of recognizing a full period of operating results for acquisitions completed during the year ended December 31, 2018 and anticipated future acquisitions.

Comparison of the Year Ended December 31, 2018 and the Year Ended December 31, 2017

Leasing and Related Revenues - Student

Leasing and related revenues - student for the year ended December 31, 2018 were approximately $8.4 million, as compared approximately $3.6 million for the year ended December 31, 2017, an increase of approximately $4.8 million. The increase is primarily attributable to a full year of operations for our two student housing properties, compared to a partial period of activity for one student housing property acquired in the second quarter of 2017 and another partial period of activity for our other student housing property acquired in the third quarter of 2017. We expect such revenues primarily to increase in future periods commensurate with our future student housing acquisition activity.

Leasing and Related Revenues - Senior

Leasing and related revenues - senior for the year ended December 31, 2018 were approximately $15.0 million, as compared to none for the year ended December 31, 2017. The revenues are attributable to our three senior housing properties acquired in the first quarter of 2018 and our fourth senior housing property acquired in the third quarter of 2018. We expect such revenues primarily to increase in future periods commensurate with our future senior housing acquisition activity, as well as from recognizing a full period of results for our senior housing acquisitions completed during the year ended December 31, 2018.

Property Operating Expenses - Student

Property operating expenses - student for the year ended December 31, 2018 were approximately $4.2 million, as compared to approximately $1.3 million for the year ended December 31, 2017, an increase of approximately $2.9 million. The increase is primarily attributable to a full year of operations for our two student housing properties, compared to partial period of activity for one student housing property acquired in the second quarter of 2017 and another acquired in the third quarter of 2017. Such expenses include the cost to operate our student housing properties including payroll, utilities, insurance, real estate taxes, repairs and maintenance, marketing, and third-party property management fees. We expect such property operating expenses primarily to increase in future periods commensurate with our future acquisition activity.

Property Operating Expenses - Senior

Property operating expenses - senior for the year ended December 31, 2018 were approximately $9.5 million, as compared to none for the year ended December 31, 2017. Such property operating expenses include the cost to operate our senior housing properties including payroll, food service costs, utilities, insurance, real estate taxes, repairs and maintenance, marketing, and third-party property management fees. We expect such property operating expenses to increase in future periods commensurate with our future acquisition activity, as well as from recognizing full period operating results for acquisitions completed during the year ended December 31, 2018.

Property Operating Expenses - Affiliates

Property operating expenses - affiliates for the year ended December 31, 2018 were approximately $1.5 million, as compared to approximately $0.1 million for the year ended December 31, 2017, an increase of approximately $1.4 million. Property operating expenses - affiliates consists of asset management and property management oversight fees due to our Advisor. The property operating expenses - affiliates are attributable to our two student housing properties and four senior housing properties that we owned during the year ended December 31, 2018 and two student housing properties we owned for partial periods during the year ended December 31, 2017. The increase is primarily attributable to a full period of operations during 2018 for our 2017 acquisitions and increases due to the properties acquired during 2018. To a lesser extent, property operating expenses - affiliates also increased effective May 1, 2018, as prior thereto the Advisor had waived one half of the asset management fees. We expect property operating expenses - affiliates to increase in future periods commensurate with our future acquisition activity, as well as from recognizing full period operating results for acquisitions completed during the year ended December 31, 2018.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2018 were approximately $1.8 million, as compared to approximately $0.6 million for the year ended December 31, 2017, an increase of approximately $1.2 million. The increase was primarily due to our increased operating activity in the year ended December 31, 2018 as compared to the year ended December 31, 2017. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance expense, transfer agent expenses, an allocation of a portion of payroll related costs attributable to our Advisor and its affiliates and accounting expenses. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Intangible Amortization Expenses

Depreciation and intangible amortization expenses for the year ended December 31, 2018 were approximately $13.9 million, as compared to depreciation and intangible amortization expenses for the year ended December 31, 2017 of approximately of $3.8 million, an increase of approximately $10.1 million. Depreciation expense consists primarily of depreciation on the buildings, site improvements, and furniture, fixtures and equipment at our properties. Intangible amortization expense consists of the amortization of intangible assets, which is comprised of in-place lease assets resulting from our property acquisitions. The increase is primarily attributable to a full period of operations during 2018 for our 2017 acquisitions and due to the properties acquired during 2018.

Acquisition Expenses - Affiliates

Acquisition expenses - affiliates for the year ended December 31, 2018 were approximately $0.2 million, as compared to acquisition expenses - affiliates for the year ended December 31, 2017 of approximately $2.3 million, a decrease of approximately $2.1 million. These acquisition expenses primarily relate to costs incurred related to student housing and senior housing properties which were acquired in the respective period or may be acquired in future periods and such costs did not meet our capitalization criteria. Acquisition expenses - affiliates decreased primarily due to the adoption of new accounting guidance on January 1, 2018, which resulted in the majority of such costs being capitalized into the cost basis of the assets acquired.

Other Acquisition Expenses

Other acquisition expenses for the year ended December 31, 2018 were approximately $0.3 million, as compared to other acquisition expenses for the year ended December 31, 2017 of approximately $0.6 million, a decrease of approximately $0.3 million. These other acquisition expenses primarily relate to pursuit costs incurred for student housing and senior housing properties which were acquired in the respective period or may be acquired in future periods and such costs did not meet our capitalization criteria. Other acquisition expenses are expected to fluctuate commensurate with our acquisition activities.

Interest Expense

Interest expense for the year ended December 31, 2018 was approximately $6.7 million, as compared to interest expense for the year ended December 31, 2017 of approximately $1.1 million, an increase of approximately $5.6 million. Interest expense relates to debt financings used to acquire our two student housing properties and four senior housing properties that we owned during the year ended December 31, 2018 compared to two student housing properties that we owned during the year ended December 31, 2017. We expect interest expense to fluctuate in future periods commensurate with our future debt level, as well as from recognizing full period operating results for acquisitions completed during the year ended December 31, 2018.

Interest Expense - Debt Issuance Costs

Interest expense - debt issuance costs for each of the years ended December 31, 2018 and 2017 was approximately $0.8 million. Interest expense - debt issuance costs reflects the amortization of costs incurred in connection with obtaining debt related to the acquisition of our properties. We expect interest expense - debt issuance costs to fluctuate commensurate with our future financing activity, as well as from recognizing full period operating results for debt related to acquisitions completed during the year ended December 31, 2018.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2018 and 2017 are as follows:

	Year Ended
	December 31, 2018	December 31, 2017	Change
Net cash flow provided by (used in):
Operating activities	$835,907	$(1,285,994)	$2,121,901
Investing activities	(172,770,042)	(106,437,232)	(66,332,810)
Financing activities	172,834,748	118,093,224	54,741,524

Cash flows provided by and used in operating activities for the years ended December 31, 2018 and 2017 were approximately $0.8 million and ($1.3 million), respectively, a change of approximately $2.1 million. The improvement in cash provided by operating activities was primarily the result of an improvement in our net loss during the year ended December 31, 2018, excluding depreciation and amortization of approximately $1.4 million and improvements in working capital of approximately $0.7 million.

Cash flows used in investing activities for the years ended December 31, 2018 and 2017 were approximately $172.8 million and $106.4 million, respectively, a change of approximately $66.4 million. The increase in cash used for investing activities is primarily the result of an increase in cash used for the purchase of real estate.

Cash flows provided by financing activities for the years ended December 31, 2018 and 2017 were approximately $172.8 million and $118.1 million, respectively, a change of approximately $54.7 million. The increase in cash provided by financing activities is primarily the result of an increase in net debt inflows of approximately $99.2 million, an increase in net proceeds from the issuance of preferred equity in our Operating Partnership of $11.1 million, net of a reduction in proceeds of approximately $53.0 million from the issuance of common stock net of offering costs and increased cash distributions of approximately $3.5 million.

Short-Term Liquidity and Capital Resources

Our Advisor funded and was responsible for our organization and offering costs on our behalf, prior to the commencement of our formal operations on June 28, 2017 when we acquired the Fayetteville Property. Currently, we generally expect that we will meet our short-term operating liquidity requirements from the combination of proceeds from our Public Offering, proceeds from secured or unsecured financing from banks or other lenders, issuance of preferred units in our operating partnership, net cash provided by property operations and advances from our Advisor, which will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in our Advisory Agreement.

Distribution Policy

On December 20, 2018, our board of directors declared a daily distribution rate for the first quarter of 2019 of $0.0016980822 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period, commencing on January 1, 2019 and continuing on each day thereafter through and including March 31, 2019. Such distributions payable to each stockholder of record during a month will be paid the following month. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00142 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00157 per day will be paid per Class W share.

Currently, we are making distributions to our stockholders using a combination of cash flows from operations and the proceeds from the Public Offering in anticipation of additional future cash flow. As such, this reduces the amount of capital we will ultimately invest in properties. Because substantially all of our operations are performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from our Public Offering. Though we presently intend to pay only cash distributions, and potentially stock distributions, we are authorized by our charter to pay in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

During our Public Offering, we may raise capital more quickly than we acquire income-producing assets, we may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from our Public Offering. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investment in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

Distributions are paid to our stockholders based on the record date selected by our board of directors. We currently pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions are authorized at the discretion of our board of directors, which are directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions are made on all classes of our common stock at the same time. The per share amount of distributions on Class A shares, Class T shares and Class W shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T shares and Class W shares will likely be lower than distributions on Class A shares because Class T shares are subject to ongoing stockholder servicing fees and Class W shares are subject to ongoing dealer manager servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the Public Offering;
•	our operating and interest expenses;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

The following shows our distributions and the sources of such distributions for the year ended December 31, 2018.

	Year Ended December 31, 2018		Year Ended December 31, 2017
Distributions paid in cash — common stockholders	$4,105,267		$616,387
Distributions paid in cash — Operating Partnership unitholders	14,496		—
Distributions paid in cash — preferred unitholders	—		239,885
Distributions reinvested	2,371,110		303,844
Total distributions	$6,490,873		$1,160,116
Source of distributions
Cash flows provided by operations	$835,907	12.9%	$—
Proceeds from our offerings	3,283,856	50.6%	856,272	73.8%
Offering proceeds from distribution reinvestment plan	2,371,110	36.5%	303,844	26.2%
Total sources	$6,490,873	100.0%	$1,160,116	100.0%

We did not commence paying distributions until September 2017. From our inception through December 31, 2018, we paid cumulative distributions of approximately $7.7 million including approximately $0.2 million related to our preferred unitholders, as compared to cumulative net loss attributable to our common stockholders of approximately $22.3 million which includes acquisition related expenses of approximately $3.4 million and non-cash depreciation and amortization of approximately $17.7 million.

For the year ended December 31, 2018, we paid total distributions of approximately $6.5 million, as compared to net loss attributable to our common stockholders of approximately $16.0 million for the year ended December 31, 2018. Net loss attributable to our common stockholders for the year ended December 31, 2018 includes non-cash depreciation and amortization of approximately $13.9 million, and acquisition related expenses of approximately $0.5 million.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions solely from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our Public Offering. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Indebtedness

As of December 31, 2018, our total indebtedness was approximately $205.9 million, which included approximately $163.1 million in fixed rate debt and $42.8 million in variable rate debt. See Note 5 of the Notes to the Consolidated Financial Statements for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness, if any.

Long-term potential future sources of capital include proceeds from our Public Offering, secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2018:

	Payments due by period:
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt interest(1)	$62,331,023	$7,661,937	$15,285,611	$15,090,795	$24,292,680
Debt principal(1)	163,105,000	—	1,207,064	2,691,887	159,206,049
Total contractual obligations	$225,436,023	$7,661,937	$16,492,675	$17,782,682	$183,498,729

(1)

Amounts do not include any balances related to the KeyBank Bridge Loans, as these are neither long-term debt obligations nor long-term liabilities. See Note 5 of the Notes to the Consolidated Financial Statements for more information about our indebtedness.

Off-Balance Sheet Arrangements

Our investments in private placement offerings by Reno Student Housing, DST and Power 5 Conference Student Housing 1, DST are accounted for under the equity method of accounting. For more information please see Note 8 of the Notes to the Consolidated Financial Statements contained in this supplement. Other than that, we do not have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitments or intent to provide funding to any such entities.

Subsequent Events

Please see Note 11 of the Notes to the Consolidated Financial Statements contained in this supplement.

Update to “Plan of Distribution”

The ninth paragraph of the “Plan of Distribution—Compensation of Dealer Manager and Participating Broker-Dealers” section of the prospectus is hereby removed and replaced with the following:

Our directors and officers, as well as directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants, their IRAs or other retirement plans, may purchase Class A shares in our primary offering at a reduced price equal to $9.40 per share, reflecting the fact that sales commissions and dealer manager fees in the aggregate amount of $0.93 per share will not be payable in connection with such sales. Participating broker-dealers, registered representatives of participating broker-dealers, and participating registered investment advisors, their IRAs or other retirement plans, and their immediate family members and their IRAs or other retirement plans, may purchase Class A shares in our primary offering at a reduced price equal to $9.71 per share, reflecting the fact that sales commissions in the amount of $0.62 per share will not be payable in connection with such sales. Except for certain share ownership restrictions contained in our charter, there is no limit on the number of shares that may be sold to these parties. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

Subscription Agreement

The subscription agreement contained as Appendix A to the prospectus is hereby deleted and replaced with the subscription agreement attached as Appendix A to this supplement.

Financial Statements

The financial statements listed below are contained in this supplement:

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Strategic Student & Senior Housing Trust, Inc.

Ladera Ranch, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Student & Senior Housing Trust, Inc. (the “Company”) and subsidiaries as of December 31, 2018 and 2017 and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2018 and 2017, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2017.

Costa Mesa, California

March 29, 2019

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

	December 31, 2018	December 31, 2017
ASSETS
Real estate facilities:
Land	$20,688,000	$8,683,000
Buildings	221,716,391	83,026,000
Site improvements	3,685,000	1,511,000
Furniture, fixtures and equipment	9,953,212	5,038,516
	256,042,603	98,258,516
Accumulated depreciation	(7,153,132)	(1,254,849)
	248,889,471	97,003,667
Construction in process	2,333,331	—
Real estate facilities, net	251,222,802	97,003,667
Cash and cash equivalents	8,159,408	10,371,998
Restricted cash	3,113,203	—
Other assets	3,745,094	4,006,881
Intangible assets, net	11,729,108	3,743,640
Total assets	$277,969,615	$115,126,186
LIABILITIES AND EQUITY
Debt, net	$203,735,898	$52,299,638
Accounts payable and accrued liabilities	4,027,720	1,556,415
Due to affiliates	4,237,666	246,958
Distributions payable	908,046	463,848
Total liabilities	212,909,330	54,566,859
Commitments and contingencies (Note 9)
Redeemable common stock	2,659,654	303,844
Preferred equity in our Operating Partnership	10,095,708	—
Equity:
Strategic Student & Senior Housing Trust, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at December 31, 2018 and December 31, 2017	—	—
Class A Common stock, $0.001 par value; 315,000,000 shares authorized; 11,122,135 and 8,948,551 shares issued and outstanding at December 31, 2018 and 2017, respectively	11,122	8,948
Class T Common stock, $0.001 par value; 315,000,000 shares authorized; 36,299 and none issued and outstanding at December 31, 2018 and 2017, respectively	36	—
Class W Common stock, $0.001 par value; 70,000,000 shares authorized; 43,996 and none issued and outstanding at December 31, 2018 and 2017, respectively	44	—
Additional paid-in capital	83,533,060	68,799,264
Distributions	(7,981,638)	(1,379,950)
Accumulated deficit	(22,263,678)	(6,233,945)
Total Strategic Student & Senior Housing Trust, Inc. equity	53,298,946	61,194,317
Noncontrolling interests in our Operating Partnership	(994,023)	(938,834)
Total equity	52,304,923	60,255,483
Total liabilities and equity	$277,969,615	$115,126,186

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2018 and 2017

	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenues:
Leasing and related revenues – student	$8,422,326	$3,651,331
Leasing and related revenues – senior	14,950,396	—
Total revenues	23,372,722	3,651,331
Operating expenses:
Property operating expenses – student	4,252,853	1,336,168
Property operating expenses – senior	9,534,673	—
Property operating expenses – affiliates	1,547,821	135,163
General and administrative	1,822,190	579,034
Depreciation	5,898,283	1,254,849
Intangible amortization expense	8,027,531	2,532,360
Acquisition expenses – affiliates	154,136	2,310,020
Other property acquisition expenses	323,906	626,001
Total operating expenses	31,561,393	8,773,595
Operating loss	(8,188,671)	(5,122,264)
Other expense:
Interest expense	(6,685,130)	(1,106,924)
Interest expense – debt issuance costs	(773,355)	(824,877)
Other	(73,625)	(8,145)
Net loss	(15,720,781)	(7,062,210)
Less: Distributions to preferred unitholders in our Operating Partnership	(317,541)	(239,885)
Less: Accretion of preferred equity costs	(30,758)	(66,555)
Net loss attributable to the noncontrolling interests in our Operating Partnership	39,347	1,134,705
Net loss attributable to Strategic Student & Senior Housing Trust, Inc. common stockholders	$(16,029,733)	$(6,233,945)
Net loss per Class A share – basic and diluted	$(1.51)	$(2.78)
Net loss per Class T share – basic and diluted	$(1.51)	$—
Net loss per Class W share – basic and diluted	$(1.51)	$—
Weighted average Class A shares outstanding – basic and diluted	10,626,983	2,239,834
Weighted average Class T shares outstanding – basic and diluted	4,424	—
Weighted average Class W shares outstanding – basic and diluted	12,219	—

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2018 and 2017

	Common Stock
	Class A		Class T		Class W
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Total Strategic Student & Senior Housing Trust, Inc. Equity	Non- controlling Interests in our Operating Partnership	Total Equity	Preferred Equity in our Operating Partnership	Redeemable Common Stock
Balance as of December 31, 2016	111	$—	—	$—	—	$—	$1,000	$—	$—	$1,000	$1,000	$2,000	$—	$—
Gross proceeds from issuance of common stock	8,911,969	8,912	—	—	—	—	75,280,158	—	—	75,289,070	—	75,289,070	—	—
Issuance of noncontrolling interest in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	199,000	199,000	—	—
Offering costs	—	—	—	—	—	—	(6,481,858)	—	—	(6,481,858)	—	(6,481,858)	—	—
Distributions to common stockholders	—	—	—	—	—	—	—	(1,379,950)	—	(1,379,950)	—	(1,379,950)	—	—
Distributions for noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(4,129)	(4,129)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	(239,885)	—
Issuance of shares for distribution reinvestment plan	36,471	36	—	—	—	—	303,808	—	—	303,844	—	303,844	—	—
Changes to redeemable common stock	—	—	—	—	—	—	(303,844)	—	—	(303,844)	—	(303,844)	—	303,844
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	—	—	—	—	—	—	—	—	(6,233,945)	(6,233,945)	—	(6,233,945)	239,885	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(1,134,705)	(1,134,705)	—	—
Issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	6,655,500	—
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	(6,722,055)	—
Accretion of non-cash preferred equity issuance	—	—	—	—	—	—	—	—	—	—	—	—	66,555	—
Balance as of December 31, 2017	8,948,551	8,948	—	—	—	—	68,799,264	(1,379,950)	(6,233,945)	61,194,317	(938,834)	60,255,483	—	303,844
Gross proceeds from issuance of common stock	1,913,442	1,913	36,250	36	43,830	44	18,280,442	—	—	18,282,435	—	18,282,435	—	—
Offering costs	—	—	—	—	—	—	(3,556,173)	—	—	(3,556,173)	—	(3,556,173)	—	—
Changes to redeemable common stock	—	—	—	—	—	—	(2,371,110)	—	—	(2,371,110)	—	(2,371,110)	—	2,371,110
Redemptions of common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,300)
Distributions	—	—	—	—	—	—	—	(6,601,688)	—	(6,601,688)	—	(6,601,688)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(15,842)	(15,842)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	(317,541)	—
Issuance of shares for distribution reinvestment plan	252,642	253	49	—	166	—	2,370,857	—	—	2,371,110	—	2,371,110	—	—
Issuance of restricted stock	7,500	8	—	—	—	—	—	—	—	8	—	8	—	—
Stock based compensation expense	—	—	—	—	—	—	9,780	—	—	9,780	—	9,780	—	—
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	—	—	—	—	—	—	—	—	(16,029,733)	(16,029,733)	—	(16,029,733)	317,541	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(39,347)	(39,347)	—	—
Issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	10,064,950	—
Accretion of non-cash preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	30,758	—
Balance as of December 31, 2018	11,122,135	$11,122	36,299	$36	43,996	$44	$83,533,060	$(7,981,638)	$(22,263,678)	$53,298,946	$(994,023)	$52,304,923	$10,095,708	$2,659,654

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2018 and 2017

	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash flows from operating activities:
Net loss	$(15,720,781)	$(7,062,210)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	14,699,171	4,612,086
Increase (decrease) in cash, cash equivalents, and restricted cash from changes in assets and liabilities:
Other assets	(811,946)	(134,706)
Accounts payable and accrued liabilities	1,130,891	1,133,740
Due to affiliates	1,538,572	165,096
Net cash provided by (used in) operating activities	835,907	(1,285,994)
Cash flows from investing activities:
Purchase of real estate	(170,123,441)	(103,494,500)
Additions to real estate	(1,882,767)	(34,516)
Investment in equity method investment	(763,834)	(1,031,903)
Deposits on acquisition of real estate facilities	—	(1,000,000)
Investment in company-owned life insurance	—	(876,313)
Net cash used in investing activities	(172,770,042)	(106,437,232)
Cash flows from financing activities:
Proceeds from issuance of non-revolving mortgage debt	110,105,000	53,000,000
Proceeds from issuance of KeyBank Bridge Loans	55,119,820	39,896,363
Principal payments of KeyBank Bridge Loans	(12,304,891)	(39,896,363)
Debt issuance costs	(2,242,169)	(1,491,357)
Issuance of preferred equity in our Operating Partnership	10,064,950	5,650,000
Redemption of preferred equity in our Operating Partnership	—	(6,722,055)
Gross proceeds from issuance of common stock	18,131,683	75,517,069
Offering costs	(1,919,882)	(6,346,855)
Deferred offering costs	—	(856,306)
Distributions paid to common stockholders	(4,105,267)	(616,387)
Distributions paid to preferred unitholders in our Operating Partnership	—	(239,885)
Distributions paid to Operating Partnership unitholders	(14,496)	—
Issuance of noncontrolling interest in our Operating Partnership	—	199,000
Net cash provided by financing activities	172,834,748	118,093,224
Net change in cash, cash equivalents, and restricted cash	900,613	10,369,998
Cash, cash equivalents, and restricted cash, beginning of year	10,371,998	2,000
Cash, cash equivalents, and restricted cash, end of year	$11,272,611	$10,371,998
Supplemental disclosures and non-cash transactions:
Cash paid for interest	$6,440,337	$928,474
Interest capitalized	$47,333	$—
Debt issuance costs included in due to affiliates	$—	$33,882
Deposits applied to purchase of real estate	$1,000,000	$—
Deposits applied to debt issuance costs	$123,100	$—
Acquisition costs included in due to affiliates	$1,980,000	$—
Additions to real estate facilities included in accounts payable and accrued liabilities	$1,144,210	$—
Other assets included in accounts payable and accrued liabilities	$67,478	$—
Offering costs included in accounts payable and accrued liabilities or due to affiliates	$821,523	$135,002
Deferred offering costs included in accounts payable and accrued liabilities	$—	$107,653
Non-cash preferred equity issuance in our Operating Partnership	$100,649	$1,072,055
Distributions payable	$908,046	$463,848
Redemptions of common stock included in accounts payable and accrued liabilities	$15,300	$—
Issuance of shares pursuant to distribution reinvestment plan	$2,371,110	$303,844

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Note 1. Organization

Strategic Student & Senior Housing Trust, Inc., a Maryland corporation, was formed on October 4, 2016 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in student housing and senior housing real estate investments. The Company’s year-end is December 31. As used in these consolidated financial statements, “we,” “us,” “our,” and “Company” refer to Strategic Student & Senior Housing Trust, Inc. and each of our subsidiaries.

On October 4, 2016, our Advisor, as defined below, acquired 111.11 shares of our common stock for $1,000 and became our initial stockholder. On January 27, 2017, pursuant to a confidential private placement memorandum (the “private placement memorandum”), we commenced a private offering of up to $100,000,000 in shares of our common stock (the “Primary Private Offering”) and 1,000,000 shares of common stock pursuant to our distribution reinvestment plan (collectively, the “Private Offering” and together with the Public Offering, the “Offerings”). The Private Offering required a minimum offering amount of $1,000,000. On August 4, 2017, we met such minimum offering requirement. Our Private Offering terminated on March 15, 2018. We raised offering proceeds of approximately $93 million from the issuance of approximately 10.8 million shares pursuant to the Private Offering.

On May 1, 2018, our registration statement on Form S-11 (File No. 333-220646) (the “Registration Statement”) was declared effective by the Securities and Exchange Commission (“SEC”). The Registration Statement registered up to $1.0 billion in shares of common stock for sale to the public (the “Primary Offering”) consisting of three classes of shares — Class A shares for $10.33 per share (up to $450 million in shares), Class T shares for $10.00 per share (up to $450 million in shares), and Class W shares for $9.40 per share (up to $100 million in shares) — and up to $95,000,000 in shares of common stock for sale pursuant to our distribution reinvestment plan (together with the Primary Offering, the “Public Offering”) at $9.81 per share for Class A shares, $9.50 per share for Class T shares and $9.40 per share for Class W shares.

Concurrently with our Registration Statement being declared effective, we filed articles of amendment to our Charter (the “Articles of Amendment”) and articles supplementary to our Charter (the “Articles Supplementary”). As a result of filing the Articles of Amendment and the Articles Supplementary, all shares issued in our Private Offering were redesignated as Class A shares and the remaining shares were reclassified such that we now have 315,000,000 shares classified as Class A shares, 315,000,000 shares classified as Class T shares and 70,000,000 shares classified as Class W shares. As of December 31, 2018, we had sold approximately 126,000 Class A shares, 36,000 Class T shares, and approximately 44,000 Class W shares for gross offering proceeds of approximately $2.0 million in our Public Offering.

While the Company was formed on October 4, 2016, no formal operations commenced until our acquisition of a property in Fayetteville, Arkansas (the “Fayetteville Property”) on June 28, 2017 and, therefore, there were no revenues or expenses prior thereto. As of December 31, 2018 we owned (i) two student housing properties, (ii) four senior housing properties, (iii) an approximately 2.6% beneficial interest in Reno Student Housing, DST, a Delaware Statutory Trust (DST) that owns a student housing property (“Reno Student Housing”), and (iv) an approximately 1.4% beneficial interest in Power 5 Conference Student Housing I, DST, a DST that owns two student housing properties (“Power 5 Conference Student Housing”).

Our operating partnership, SSSHT Operating Partnership, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on October 5, 2016. On October 5, 2016, our Advisor agreed to acquire a limited partnership interest in our Operating Partnership for $1,000 (111.11 partnership units) and we agreed to contribute the initial $1,000 capital contribution to our Operating Partnership in exchange for the general partner interest. In addition, on September 28, 2017, our Advisor acquired additional limited partnership interests (25,447.57 partnership units) in our Operating Partnership for $199,000, resulting in total capital contributions of $200,000 by our Advisor in our Operating Partnership. Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the student housing and senior housing properties that we acquire. As of December 31, 2018, we owned approximately 99.8% of the common units of limited partnership interest of our Operating Partnership. The remaining approximately 0.2% of the common units are owned by our Advisor. We will conduct certain activities directly or indirectly through our taxable REIT subsidiary, SSSHT TRS, Inc., a Delaware corporation (the “TRS”) which was formed on October 6, 2016, and is a wholly owned subsidiary of our Operating Partnership. See also Note 6 – Preferred Equity in our Operating Partnership.

SmartStop Asset Management, LLC, a Delaware limited liability company organized in 2013 (our “Sponsor”), is the sponsor of our Public Offering of shares of our common stock. Our Sponsor is a company focused on providing real estate advisory, asset management, and property management services. As of December 31, 2018, our Sponsor owns 97.5% of the

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

economic interests (and 100% of the voting membership interests) of our Advisor and owns 100% of our Property Manager, each as defined below.

We have no employees. Our advisor is SSSHT Advisor, LLC, a Delaware limited liability company (our “Advisor”) which was formed on October 3, 2016. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on January 27, 2017 (our “Private Offering Advisory Agreement”) which, in connection with our Public Offering, we amended and restated on May 1, 2018 and further amended on September 6, 2018 (as amended, our “Advisory Agreement”). The majority of the officers of our Advisor are also officers of us and our Sponsor.

SSSHT Property Management, LLC, a Delaware limited liability company (our “Property Manager”), was formed on October 3, 2016. Our Property Manager derives substantially all of its income from the property management oversight services it performs for us. We expect that we will enter into property management agreements directly with third party property managers and that our Property Manager will provide oversight services with respect to such third party property managers. Please see Note 8 – Related Party Transactions for additional detail.

The Fayetteville Property and our property in Tallahassee, Florida (the “Tallahassee Property”) are managed by Asset Campus Housing (“ACH”), a third-party student housing property manager. Three of our senior housing properties are managed by MSL Community Management LLC, an affiliate of MBK Senior Living LLC (“MBK”). Our fourth senior housing property is managed by Integral Senior Living, LLC (“ISL”). Please see Note 9 – Commitments and Contingencies for additional detail.

Our dealer manager is Select Capital Corporation, a California corporation (our “Dealer Manager”). On January 27, 2017, we executed a dealer manager agreement (as amended, the “Private Offering Dealer Manager Agreement”) with our Dealer Manager with respect to the Private Offering. The Private Offering Dealer Manager Agreement terminated at the closing of our Private Offering. We executed a similar dealer manager agreement (the “Dealer Manager Agreement”) with our Dealer Manager with respect to the Public Offering on May 1, 2018. Our Dealer Manager was responsible for marketing our shares offered pursuant to our Primary Private Offering and is now similarly responsible for our Primary Offering. Our Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager. Affiliates of our Dealer Manager own a 2.5% non-voting membership interest in our Advisor, which they acquired on January 1, 2018.

Our Sponsor owns 100% of the membership interests of Strategic Transfer Agent Services, LLC, our transfer agent (our “Transfer Agent”). On May 1, 2018, the Company executed a transfer agent agreement (the “Transfer Agent Agreement”), with our Transfer Agent. Our Transfer Agent provides transfer agent and registrar services to us that are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. Prior to May 1, 2018, our Advisor processed subscription agreements and provided other stockholder and investor relations services on our behalf.

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions we make to stockholders. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, which was amended in connection with the Public Offering (the “Operating Partnership Agreement”). Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to our Advisory Agreement.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Reclassifications

Certain amounts previously reported in our 2017 financial statements have been reclassified to conform to the fiscal 2018 presentation.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these consolidated entities not wholly-owned by us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

As of December 31, 2018, we had not entered into other contracts/interests that would be deemed to be variable interests in a VIE other than two investments of approximately 2.6% and 1.4% of beneficial interests in two DSTs that own student housing properties, which are accounted for under the equity method of accounting. Please see Note 8 – Related Party Transactions for additional detail. Other than the aforementioned equity method investments, we do not currently have any relationships with unconsolidated entities or financial partnerships.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partners, our Operating Partnership, including its wholly-owned subsidiaries, are consolidated by the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through high quality financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes, insurance and construction reserves in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are one year or less. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $16.0 million and approximately $6.3 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2018 and 2017, respectively. We do not expect to have intangible assets for the value of tenant relationships.

Acquisitions of portfolios of properties are allocated to the individual properties based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual property along with current and projected occupancy and rental rate levels or appraised values, if available.

In January 2017, the FASB issued Accounting Standards Update 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework provides guidance for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. We adopted this ASU on January 1, 2018. We expect that acquisitions of real estate or in-substance real estate will not meet the revised definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs will now be capitalized rather than expensed. During the year ended December 31, 2018, we acquired four properties that did not meet the revised definition of a business, and we capitalized approximately $3.4 million of acquisition-related transaction costs that would have otherwise been expensed under the guidance in effect prior to January 1, 2018.

During the year ended December 31, 2018, we expensed approximately $0.5 million of acquisition-related transaction costs, which includes expenses incurred that did not meet our capitalization criteria.  During the year ended December 31,

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

2017, we expensed approximately $2.9 million of acquisition-related transaction costs in accordance with the guidance in effect during this period.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including any that may be held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss.

Revenue Recognition and Accounts Receivable

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (“ASU 2014-09”) as ASC Topic 606. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and superseded most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. We adopted ASU 2014-09 on January 1, 2018 using the modified retrospective approach and its adoption did not have a material impact on our consolidated financial statements.

Our student housing properties are typically leased by the bed with fixed terms on an individual lease basis, often with parental guarantees. Substantially all of our leases coincide with each university’s particular academic year but generally commence in August and terminate in July. We bill residents on a monthly basis, which is generally due at the beginning of the month. Residents have access to their units along with the property’s respective amenities (i.e. study rooms, exercise facilities, common areas, etc.). The units are generally fully equipped (i.e. kitchen facilities, washer/dryer, etc.). We do not provide any food or other similar services.

Our senior housing properties are generally leased by the unit, pursuant to a resident lease agreement with fixed terms. Such agreements generally have an initial term of 12 months, but are cancellable with 30 days’ notice. Included in the base monthly lease fee are standard items (i.e. living accommodations, food services, activity programs, concierge services, etc.). We bill on a monthly basis, which is generally due at the beginning of the month.

Additionally, at our senior housing properties our managers provide certain ancillary services to residents that are not contemplated in the lease agreement with each resident (primarily care services and to a lesser extent guest meals, etc.). These services are provided and paid for in addition to the standard items included in each resident lease. Such items are billed on a monthly basis and are generally due at the beginning of the month.

The majority of our revenues are derived from lease and lease related revenues, and the majority of such revenue is not subject to the guidance in ASU 2014-09, as these revenues are accounted for pursuant to lease accounting guidance. Such revenues include:

•	Student leasing revenues recognized on a straight-line basis over the term of the contract. Other lease related revenues recognized in the period earned.
•

Senior lease revenues are recorded monthly pursuant to the agreements with our residents. The majority of such revenue is attributable to the portion of the base monthly lease fee related to the non-service component of the lease that is outside the scope of ASU 2014-09. The service component of the base monthly lease fee is recognized pursuant to ASU 2014-09 and is discussed below.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Our revenues that are within the scope of ASU 2014-09 are:

•

The service component of the base monthly lease fee (i.e. food services, activity programs, concierge services, etc.) is recognized pursuant to ASU 2014-09. The revenue from the service component is recognized monthly as the performance obligation related to the services is completed, such service pattern and timing is the same as the lease component.

•

Ancillary services (primarily care services and to a lesser extent guest meals, etc.) provided at our senior housing properties are recognized pursuant to ASU 2014-09. The revenue from the ancillary services are recognized monthly as the performance obligation related to those services is completed.

In estimating the collectability of our accounts receivable, we analyze the aging of resident receivables, historical bad debts, and current economic trends.

Real Estate Properties

Real estate properties are recorded based upon relative fair values as of the date of acquisition. We capitalize costs incurred to renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use. The costs of ordinary repairs and maintenance are charged to operations when incurred.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 to 40 years
Site Improvements	7 to 10 years

Depreciation of Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 7 years.

Intangible Assets

We allocate a portion of our real estate purchase price to in-place leases, as applicable. We are amortizing in-place lease intangibles on a straight-line basis over the estimated future benefit period. As of December 31, 2018 and 2017, the gross amounts allocated to in-place leases were approximately $22.3 and $6.3 million and accumulated amortization of in-place lease intangibles totaled approximately $10.6 and $2.6 million, respectively.

The total additional estimated future amortization expense of intangible assets recognized as of December 31, 2018 will be approximately $7.3 million, $3.8 million, and $0.6 million for the years ending December 31, 2019, 2020, and 2021, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non-revolving financing are presented on the consolidated balance sheets as a deduction from the related debt and such amounts totaled approximately $2.2 million and $0.7 million as of December 31, 2018 and 2017, respectively.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Organization and Offering Costs

Our Advisor funded our organization and offering costs on our behalf prior to the commencement of our formal operations on June 28, 2017 when we acquired the Fayetteville Property. We are now obligated to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor will fund, and will not be reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares sold in our Public Offering, which we will recognize as a capital contribution from our Advisor. Such organization and offering costs funded by our Advisor were recognized as a liability when we had a present responsibility to reimburse our Advisor upon the commencement of formal operations, which occurred on June 28, 2017. Our Advisor must reimburse us within 60 days after the end of the month in which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering. If at any point in time we determine that the total organization and offering costs are expected to exceed 3.5% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. Offering costs associated with the Primary Offering are recorded as an offset to additional paid-in capital, and organization costs are recorded in general and administrative expenses.

In connection with our Primary Private Offering, our Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the Primary Private Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Primary Private Offering under the terms of the Private Offering Dealer Manager Agreement; provided, however, for all shares sold pursuant to our Primary Private Offering through November 15, 2017 (the “Discount Termination Date”), dealer manager fees were reduced to an amount of up to 2.0% of gross proceeds from sales in the Primary Private Offering.

In connection with our Primary Offering, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares in the Primary Offering and a dealer manager fee of up to 3.0% of gross proceeds from sales of both Class A shares and Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from sales of Class W shares in the Primary Offering. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering. Our Dealer Manager also receives an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in our Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our Primary Offering (excluding proceeds from sales pursuant to our Distribution Reinvestment Plan, as defined below), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares sold in our Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan, as defined below), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, (iii) the end of the month in which the aggregate dealer manager servicing fees paid in our Primary Offering with respect to Class W shares equals 9.0% of the gross proceeds from the sale of Class W shares in our Primary Offering (excluding proceeds from sales pursuant to our Distribution Reinvestment Plan, as defined below), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share is redeemed or is no longer outstanding. We will record a liability within Due to Affiliates for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T and Class W shares as an offering cost.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Redeemable Common Stock

In connection with the Private Offering, we adopted a share redemption program (the “Private Offering Share Redemption Program”) that enabled stockholders to sell their shares to us in limited circumstances, and in connection with the Public Offering, we amended the Private Offering Share Redemption Program (the “Share Redemption Program”), each as described in more detail in Note 9 – Commitments and Contingencies – Share Redemption Program.

In general, we record amounts that are redeemable under the Share Redemption Program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under the Share Redemption Program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the Distribution Reinvestment Plan. However, accounting guidance states that determinable amounts that can become redeemable should be presented as redeemable when such amount is known. Therefore, the net proceeds from the Distribution Reinvestment Plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets. In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. Our redeemable common stock is contingently redeemable at the option of the holder. When we determine we have a mandatory obligation to repurchase shares under the Share Redemption Program, we reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;
•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and
•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisitions. The fair values of these assets and liabilities were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, accounts receivable, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value because of the relatively short-term nature of these instruments.

The table below summarizes our fixed rate debt payable at December 31, 2018. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	December 31, 2018		December 31, 2017
	Fair Value	Carrying Value(1)	Fair Value	Carrying Value(1)
Fixed Rate Secured Debt	$162,747,000	$161,174,251	$52,444,000	$52,299,638

(1)	Carrying value represents the book value of financial instruments, including unamortized debt issuance costs.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of nonperformance risk, we will consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income, other than taxable income earned by our TRS that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our residents and generally engages in any real estate or non-real estate related business. We also utilize our TRS in connection with any structuring of our senior housing properties under the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”). Under the RIDEA structure, the senior housing properties that we own are leased by a property owning entity to a subsidiary of our TRS. That TRS subsidiary then directly engages an “eligible independent contractor” to manage and operate the property. Currently, all of our senior housing properties utilize the RIDEA structure.

The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Segment Reporting

Our real estate portfolio is comprised of two reportable segments: (i) student housing and (ii) senior housing. Please see Note 7 – Segment Disclosures for additional detail.

Recently Issued Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, which amends the guidance on accounting for leases. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under ASU 2016-02, lessor accounting is largely unchanged. In July 2018, the FASB issued ASU 2018-11, which provides lessors with a practical expedient, by class of underlying assets, to not separate non-lease components from the related lease components and, instead, to account for those components as a single lease component, if certain criteria are met. ASU 2016-02 also includes extensive amendments to the disclosure requirements. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018. ASU 2016-02 requires a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, although ASU 2018-11 provides a second adoption methodology which allows recognition as of the beginning of the year of adoption. While we continue to evaluate the standards, based upon our assessment to date, we do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements. We expect to utilize the practical expedients and transition approach provided by ASU 2018-11 as well as the package of practical expedients provided by ASU 2016-02 as part of our adoption of the standard.

Note 3. Real Estate Facilities

The following summarizes the activity in the real estate facilities during the years ended December 31, 2018 and 2017:

Real estate facilities
Balance at December 31, 2016	$—
Facility acquisitions	98,224,000
Additions - Student	34,516
Balance at December 31, 2017	98,258,516
Facility acquisitions	157,090,441
Additions - Student	334,925
Additions - Senior	358,721
Balance at December 31, 2018	$256,042,603
Accumulated depreciation
Balance at December 31, 2016	$—
Depreciation expense	(1,254,849)
Balance at December 31, 2017	(1,254,849)
Depreciation expense	(5,898,283)
Balance at December 31, 2018	$(7,153,132)

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2018:

Property	Property Type	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	2018 Revenue(2)	2018 Property Operating Income(3)
Charleston – UT	Senior	2/23/18	$12,296,180	$994,000	$13,290,180	$2,226,530	$687,394
Cottonwood Creek – UT	Senior	2/23/18	15,353,209	2,020,000	17,373,209	3,024,914	577,834
Wellington – UT	Senior	2/23/18	46,087,489	3,450,000	49,537,489	5,092,177	2,125,467
Courtyard – OR	Senior	8/31/18	83,353,563	9,549,000	92,902,563	4,606,775	2,025,028
Total			$157,090,441	$16,013,000	$173,103,441	$14,950,396	$5,415,723

(1)	The allocations noted above are based on a determination of the relative fair value of the total cash consideration provided for the property and capitalized acquisition costs.
(2)	The operating results of the properties acquired above have been included in our consolidated statement of operations since their acquisition date.
(3)	Property operating income excludes corporate general and administrative expenses, asset management fees, property management oversight fees, depreciation, amortization, and acquisition expenses.

We incurred acquisition fees to our Advisor related to the above properties of approximately $3.2 million for the year ended December 31, 2018, which were capitalized into the cost basis of our properties.

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2017:

Property	Property Type	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	2017 Revenue(2)	2017 Property Operating Income(3)
Fayetteville – AR	Student	6/28/17	$53,380,000	$3,620,000	$57,000,000	$2,584,491	$1,485,077
Tallahassee – FL	Student	9/28/17	44,844,000	2,656,000	47,500,000	1,066,840	830,086
Total			$98,224,000	$6,276,000	$104,500,000	$3,651,331	$2,315,163

(1)	The allocations noted above are based on a determination of the relative fair value of the total cash consideration provided for the property and capitalized acquisition costs.
(2)	The operating results of the properties acquired above have been included in our consolidated statement of operations since their acquisition date.
(3)	Property operating income excludes corporate general and administrative expenses, asset management fees, property management oversight fees, depreciation, amortization, and acquisition expenses.

We incurred acquisition fees to our Advisor related to the above properties of approximately $2.1 million for the year ended December 31, 2017.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Note 4. Pro Forma Consolidated Financial Information

The table set forth below summarizes, on a pro forma basis, the combined results of operations of the Company for the years ended December 31, 2018 and 2017. Such presentation reflects the Company’s acquisitions that occurred during 2018 and 2017, which met the GAAP definition of a business in effect at that time, as if the acquisitions were completed as of January 1, 2017. However, for acquisitions of properties that were not operational as of this date, the pro forma information includes these acquisitions as of the date that formal operations began. As none of the Company’s acquisitions that were completed during the year ended December 31, 2018 met the revised definition of a business, no adjustments for these acquisitions have been reflected in the pro forma information below. This pro forma information does not purport to represent what our actual consolidated results of operations would have been for the periods indicated, nor does it purport to predict the results of operations for future periods.

	Year Ended December 31, 2018	Year Ended December 31, 2017
Pro forma revenue	$23,372,722	$6,494,483
Pro forma operating expenses	(29,392,193)	(10,419,169)
Pro forma net loss attributable to common stockholders	$(13,865,962)	$(6,722,174)

The pro forma consolidated financial information for the years ended December 31, 2018 and 2017 were adjusted to exclude none and approximately $2.7 million, respectively, for acquisition related expenses.

Note 5. Debt

The Company’s outstanding debt is summarized as follows:

Encumbered Property	December 31, 2018	December 31, 2017	Interest Rate	Maturity Date
Fayetteville JPM mortgage loan (1)	$29,500,000	$29,500,000	4.20%	7/1/2024
Tallahassee Nationwide mortgage loan (1)	23,500,000	23,500,000	3.84%	10/1/2024
Utah Freddie Mac mortgage loans (2)	46,905,000	—	5.06%	2/23/2028
Courtyard Freddie Mac mortgage loan (3)	63,200,000	—	4.86%	9/1/2028
Utah Bridge Loan (4)	12,195,108	—	6.51%	4/30/2020
Courtyard Initial Bridge Loan (5)	27,000,000	—	6.53%	8/31/2019
Courtyard Delayed Draw Commitment (5)	3,619,820	—	6.51%	8/31/2019
Debt issuance costs, net	(2,184,030)	(700,362)
Total debt	$203,735,898	$52,299,638

(1)	Fixed rate debt with interest only payments due monthly and the principal balance due upon maturity.
(2)

Represents the aggregate of three separate mortgage loans for three properties acquired in Utah. Fixed rate debt with interest only payments due monthly for the first two years, then principal and interest on a 30-year amortization schedule thereafter.

(3)	Fixed rate debt with interest only payments due monthly for the first four years, then principal and interest on a 30-year amortization schedule thereafter.
(4)

Variable rate debt with interest only payments due monthly. The variable rate reflected in the table was the rate in effect as of December 31, 2018. On February 23, 2019, we elected to exercise an option available to us under the current loan agreement to extend the maturity date six months to August 23, 2019. On March 29, 2019, we amended the loan agreement to further extend the loan maturity date to April 30, 2020.  Please see Note 11 – Subsequent Events for additional detail.

(5)

Variable rate debt with interest only payments due monthly. The variable rate reflected in the table was the rate in effect as of December 31, 2018. The loan may be extended eight months from the maturity date upon the payment of a fee equal to 0.50% of the outstanding principal balance of the loan at the time of such extension and certain other terms are met, such as there has not been an event of default.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

JPM Mortgage Loan

On June 28, 2017, we, through our Operating Partnership and a property-owning special purpose entity (the “JPM Borrower”) wholly-owned by our Operating Partnership, entered into a $29.5 million mortgage loan (the “JPM Mortgage Loan”) with Insurance Strategy Funding IX, LLC (the “JPM Lender”) for the purpose of funding a portion of the purchase price for the Fayetteville Property.

The JPM Mortgage Loan has a term of seven years and requires payments of interest only for such period, with the principal balance due upon maturity (July 1, 2024). The JPM Mortgage Loan bears interest at a fixed rate of 4.20%. The JPM Mortgage Loan may be prepaid at any time, upon 30 days’ written notice, in whole but not in part, subject to payment of a prepayment penalty. If the prepayment occurs during the last 90 days of the term of the loan, no prepayment penalty will be required.

We and H. Michael Schwartz, our Chief Executive Officer (our “CEO”), serve as non-recourse guarantors pursuant to the terms and conditions of the JPM Mortgage Loan. The non-recourse guaranty of our CEO will expire, upon request, and be of no further force and effect at such time as we have: (1) a net worth (as defined in the agreement) equal to or greater than $40 million; and (2) liquidity (as defined in the agreement) equal to or greater than $3 million. Once the non-recourse guaranty of our CEO expires, the net worth and liquidity standards under the JPM Mortgage Loan will be ongoing for the remainder of the term of the JPM Mortgage Loan.

The JPM Mortgage Loan contains a number of other customary terms and covenants. The JPM Borrower maintains separate books and records and its separate assets and credit (including the Fayetteville Property) are not available to pay our other debts.

Nationwide Loan

On September 28, 2017, we, through a property-owning special purpose entity (the “Nationwide Borrower”) wholly-owned by our Operating Partnership, entered into a $23.5 million loan (the “Nationwide Loan”) with Nationwide Life Insurance Company (“Nationwide”) for the purpose of funding a portion of the purchase price for the Tallahassee Property. The Nationwide Loan is secured by a first mortgage on the Tallahassee Property. The Nationwide Loan matures on October 1, 2024 and requires payments of interest only for such period, with the principal balance due upon maturity.

The Nationwide Loan bears interest at a fixed rate of 3.84%. The Nationwide Loan may be prepaid at any time, upon 30 days’ prior written notice, in whole but not in part, subject to payment of a prepayment penalty. If the prepayment occurs during the last six months of the term of the loan, no prepayment penalty will be required.

We and an entity controlled by our CEO originally served as non-recourse guarantors pursuant to the terms and conditions of the Nationwide Loan. The non-recourse guaranty of the entity controlled by our CEO expired as of April 2018.

The Nationwide Loan contains a number of other customary terms and covenants. The Nationwide Borrower maintains separate books and records and its separate assets and credit (including the Tallahassee Property) are not available to pay our other debts.

Freddie Mac Utah Loans

On February 23, 2018, we, through three property-owning special purpose entities wholly-owned by us (the “Freddie Mac Borrowers”), entered into three separate mortgage loans for an aggregate amount of $46.9 million (the “Freddie Mac Utah Loans”) with KeyBank National Association as a Freddie Mac Multifamily Approved Seller/Servicer (the “Freddie Mac Lender”) for the purpose of funding a portion of the aggregate purchase price for the three properties: Wellington, Cottonwood Creek, and Charleston we acquired.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

The Freddie Mac Utah Loans have a term of 10 years, with the first two years being interest only and a 30-year amortization schedule thereafter, and bear interest at a fixed rate of 5.06%. The Freddie Mac Utah Loans are cross-collateralized and cross-defaulted with each other such that a default under one loan would cause a default under the other Freddie Mac Utah Loans.

The loans also contain a number of other customary representations, warranties, borrowing conditions, events of default, affirmative, negative and financial covenants, reserve requirements and other agreements, such as restrictions on our ability to prepay or defease the loans. The Freddie Mac Borrowers maintain separate books and records and their separate assets and credit (including the Wellington, Cottonwood Creek, and Charleston properties) are not available to pay our other debts.

Each Freddie Mac Utah Loan is secured under a multifamily deed of trust, assignment of rents and security agreement from the respective Freddie Mac Borrower in favor of the Freddie Mac Lender, granting a first priority mortgage on the respective property in favor of the Freddie Mac Lender.

We serve as non-recourse guarantors pursuant to the terms and conditions of the Freddie Mac Utah Loans. During the term of the Freddie Mac Utah Loans, we are required to maintain a net worth equal to or greater than $15 million and an initial liquidity requirement equal to or greater than $4.8 million. Once the Utah Bridge Loan (defined below) is paid in full, the liquidity requirement will be reduced to $3 million.

Freddie Mac Courtyard Loan

On August 31, 2018, we, through a property-owning special purpose entity (the “Freddie Mac Courtyard Borrower”) wholly owned by our Operating Partnership, entered into a mortgage loan of $63.2 million (the “Freddie Mac Courtyard Loan”) with KeyBank as a Freddie Mac Lender for the purpose of funding a portion of the purchase price of the senior housing property (the “Courtyard Property”) we acquired.

The Freddie Mac Courtyard Loan has a term of 10 years, with the first four years being interest only and a 30-year amortization schedule thereafter, and bears interest at a fixed rate of 4.86%. The Freddie Mac Courtyard Loan contains a number of customary representations, warranties, borrowing conditions, events of default, affirmative, negative and financial covenants, reserve requirements and other agreements, such as restrictions on our ability to prepay or defease the loans.

The Freddie Mac Courtyard Borrower maintains separate books and records and its separate assets and credit (including the Courtyard Property) is not available to pay our other debts.

The Freddie Mac Courtyard Loan is secured under a multifamily deed of trust, assignment of rents and security agreement from the Freddie Mac Courtyard Borrower in favor of the Freddie Mac Lender, granting a first priority mortgage in favor of the Freddie Mac Lender.

We serve as non-recourse guarantors pursuant to the terms and conditions of the Freddie Mac Courtyard Loan. During the term of the Freddie Mac Courtyard Loan, we are required to maintain a net worth equal to or greater than $18.96 million and an initial liquidity requirement equal to or greater than $6.32 million. Once the Courtyard Bridge Loans are paid in full and the Memory Care Expansion (each defined further below) is complete, the liquidity requirement will be reduced to $4.8 million. We are able to reduce each of the foregoing liquidity requirements by an additional amount equal to the amount of the 12-month trailing cash flows of all our properties, up to a maximum reduction of $1.5 million.

KeyBank Bridge Loans

Beginning with our acquisition of the Fayetteville Property, we have entered into various loans with KeyBank National Association (“KeyBank”) in order to close on our acquisitions. Such loans are in addition to the particular mortgage loan used to acquire the property, and such loans are generally with us, through our Operating Partnership, along with our CEO and an entity controlled by him (the “KeyBank Bridge Borrowers”). See below for a description of the various loans with KeyBank (the “KeyBank Bridge Loans”).

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Fayetteville Bridge Loan

On June 28, 2017, the KeyBank Bridge Borrowers, entered into a bridge loan with KeyBank in an amount of approximately $22.3 million (the “Fayetteville Bridge Loan”) for the purpose of funding a portion of the purchase price for the Fayetteville Property. The Fayetteville Bridge Loan had a variable interest rate, which was based on 1-month Libor plus 400 basis points, resulting in an initial interest rate of approximately 5.23%. On September 5, 2017, we paid off the Fayetteville Bridge Loan with proceeds from our Private Offering.

Tallahassee Bridge Loan

On September 28, 2017, the KeyBank Bridge Borrowers and KeyBank entered into an amended and restated credit agreement (the “Tallahassee Bridge Loan”) in which the KeyBank Bridge Borrowers borrowed $17.6 million for the purpose of funding a portion of the purchase price for the Tallahassee Property. The Tallahassee Bridge Loan had a variable interest rate, which was based on 1-month Libor plus 400 basis points, resulting in an initial interest rate of approximately 5.24%. On November 15, 2017, we paid off the Tallahassee Bridge Loan with proceeds from our Private Offering.

Utah Bridge Loan

On February 23, 2018, the KeyBank Bridge Borrowers and KeyBank entered into a second amended and restated credit agreement (the “Utah Bridge Loan”) in which the KeyBank Bridge Borrowers borrowed $24.5 million for the purpose of funding a portion of the aggregate purchase price for the Wellington, Cottonwood Creek, and Charleston properties. As of December 31, 2018, this loan had an outstanding balance of approximately $12.2 million. We have guaranteed full repayment of the Utah Bridge Loan.

The Utah Bridge Loan was scheduled to mature on February 23, 2019, but was extended, based on its terms to August 23, 2019 upon the payment of a fee equal to 0.50% of the outstanding principal balance of the loan at the time of the extension. On March 29, 2019, we amended the Utah Bridge Loan to further extend the loan maturity date to April 30, 2020. The Utah Bridge Loan bears interest at a rate of 1-month Libor plus 400 basis points, resulting in an interest rate of approximately 6.51% as of December 31, 2018. The Utah Bridge Loan was initially secured by (i) a pledge of certain equity interests held by an entity controlled by our Chief Executive Officer; (ii) a pledge of distributions and other rights with respect to the equity interests in the subsidiaries that have a fee or leasehold interest in the Wellington, Cottonwood Creek, and Charleston properties; (iii) a pledge of the proceeds from the issuance of equity interests in us and our Operating Partnership to the extent constituting collateral, including net proceeds from our Public Offering; (iv) a pledge of the bank account in which such equity interest proceeds will be deposited; and (v) a pledge of distributions received by an affiliate of our Sponsor (the “Utah Collateral”). In connection with the amendment to the Utah Bridge Loan, the Utah Collateral was amended to add additional collateral, as described below under the heading “Courtyard Bridge Loans.” The KeyBank Bridge Borrowers are required to apply 100% of the net proceeds from certain capital events, as defined in the Utah Bridge Loan, and we are required to apply the net proceeds from the issuance of equity interests in us, including the net proceeds from our Primary Offering, to the repayment of the Utah Bridge Loan. Unless KeyBank otherwise consents, we are required to defer payment of certain fees that would otherwise be due to our Advisor and Sponsor until the Utah Bridge Loan is no longer outstanding, such as acquisition fees incurred in connection with the acquisition of the Wellington, Cottonwood Creek, and Charleston properties. KeyBank consented to us paying $1.2 million of such fees, and we made such payment as of March 31, 2018. During 2018, KeyBank consented to our retention of approximately $1 million of net equity offering proceeds that otherwise would have been required to pay down the Utah Bridge Loan. The Utah Bridge Loan imposes certain covenant requirements on us and the other parties, which, if breached, could result in default under the Utah Bridge Loan.

Courtyard Bridge Loans

Concurrent with our entry into the Freddie Mac Courtyard Loan, the KeyBank Bridge Borrowers and KeyBank entered into a first credit agreement supplement and amendment (the “Courtyard Bridge Loans”) to the Utah Bridge Loan in order to add additional tranches. Accordingly, each of the Courtyard Bridge Loans and the Utah Bridge Loan are separate loans with separate maturity dates, but they are secured by the same pool of collateral and subject to the same general restrictions, each as described above under the heading “Utah Bridge Loan” and immediately below.

Pursuant to the terms of the Courtyard Bridge Loans, the Utah Bridge Loan was amended to add two additional tranches: (i) an initial loan of $27 million (the “Courtyard Initial Loan”) and (ii) a delayed draw commitment of up to $14 million (the “Courtyard Delayed Draw Commitment”). The KeyBank Bridge Borrowers utilized the Courtyard Initial Loan

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for the purpose of funding a portion of the purchase price for the Courtyard Property. We will use the Courtyard Delayed Draw Commitment primarily to fund the costs and expenses associated with the Memory Care Expansion. The Courtyard Property contains developable land which is being developed for an additional 23 units of memory care (the “Memory Care Expansion”).

The Courtyard Bridge Loans mature on August 31, 2019, which may be extended to April 30, 2020 upon the payment of a fee equal to 0.50% of the outstanding principal balance of the Courtyard Bridge Loans at the time of such extension and certain other customary terms and conditions are met. The Courtyard Bridge Loans, similar to the Utah Bridge Loan, bear interest at a rate of 1-month Libor plus 400 basis points which was at a variable rate of approximately 6.53% as of December 31, 2018.

On October 9, 2018, we received approval from the lender under the Freddie Mac Courtyard Loan to commence construction on the Memory Care Expansion at the Courtyard Property. In connection with this approval: (i) we drew approximately $2.5 million under the Courtyard Delayed Draw Commitment in order to fund certain construction reserves required by our lender and (ii) we executed a guaranty of completion which provides such lender with an absolute, unconditional and irrevocable guaranty by us for the completion of the construction.

With respect to the Courtyard Delayed Draw Commitment, we are required to pay, on a quarterly basis, an unused commitment fee equal to 0.35% per annum of the average daily unused amount of the Courtyard Delayed Draw Commitment. As of December 31, 2018, this loan had an outstanding balance of approximately $3.6 million.

Pursuant to the Courtyard Bridge Loans, the security for the Utah Bridge Loan was amended such that both loans are secured by the same pool of collateral, which now includes a pledge of distributions and other rights with respect to the equity interests in the subsidiaries that have a fee or leasehold interest in the Courtyard Property. The KeyBank Bridge Borrowers must continue to apply 100% of the net proceeds from certain capital events and we are required to apply the net proceeds from the issuance of equity interests in us, including the net proceeds from our public offering, to the repayment of the Courtyard Bridge Loans. Unless KeyBank otherwise consents, until the Courtyard Bridge Loans are repaid, we are required to defer payment of (i) acquisition fees otherwise payable to our Advisor and Sponsor in connection with the acquisition of the Courtyard Property and (ii) in the event of a default, asset management fees otherwise payable to our Advisor and Sponsor with respect to the Courtyard Property. The Courtyard Bridge Loans impose certain covenant requirements on us and the other parties to the Courtyard Bridge Loans, which, if breached, could result in an event of default under the Courtyard Bridge Loans. In connection with the foregoing, we also amended the previously executed note with KeyBank in order to evidence the Courtyard Bridge Loans, and we also entered into an Omnibus Amendment and Reaffirmation of Loan Documents (the “Omnibus Amendment”). As a result of the Omnibus Amendment, we continue to serve as a guarantor pursuant to the terms and conditions of the Utah Bridge Loan and the Courtyard Bridge Loans.

Future Principal Requirements

The following table presents the future principal payment requirements on outstanding secured and unsecured debt as of December 31, 2018:

2019	$30,619,820	(1)
2020	12,723,052	(2)
2021	679,120
2022	1,011,295
2023	1,680,592
2024 and thereafter	159,206,049
Total payments	205,919,928
Non-revolving debt issuance costs, net	(2,184,030)
Total	$203,735,898

(1)

The Courtyard Bridge Loans mature on August 31, 2019, but may be extended to April 30, 2020 upon the payment of a fee equal to 0.50% of the outstanding principal balance of the Courtyard Bridge Loans at the time of such extension and certain other customary terms and conditions are met.

(2)

The Utah Bridge Loan was scheduled to mature on February 23, 2019, but was extended, based on its terms to August 23, 2019 upon the payment of a fee equal to 0.50% of the outstanding principal balance of the loan at the time

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December 31, 2018

of the extension. On March 29, 2019, we amended the Utah Bridge Loan to further extend the loan maturity date to April 30, 2020.

Note 6. Preferred Equity in our Operating Partnership

Issuance of Preferred Units by our Operating Partnership

On June 28, 2017, we and our Operating Partnership entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with SAM Preferred Investor, LLC (the “Preferred Investor”), a wholly-owned subsidiary of our Sponsor. Pursuant to the Unit Purchase Agreement, as amended, the Operating Partnership agreed to issue Preferred Units to the Preferred Investor in connection with preferred equity investments by the Preferred Investor of up to $12 million (the “Investment”), which amount may be invested in one or more tranches, such amounts may only be used for (i) the acquisition of any student housing and senior housing property, (ii) repayment of indebtedness and (iii) working capital and general corporate purposes, in exchange for up to 480,000 preferred units of limited partnership interests in our Operating Partnership (“Preferred Units”), each having a liquidation preference of $25.00 per Preferred Unit (the “Liquidation Amount”), plus all accumulated and unpaid distributions.

In addition to the Unit Purchase Agreement, we and our Operating Partnership entered into a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Second Amended and Restated Limited Partnership Agreement”) and Amendment No. 1 to the Second and Amended and Restated Limited Partnership Agreement (the “Amendment”). The Second Amended and Restated Limited Partnership Agreement authorizes the issuance of additional classes of units of limited partnership interest in the Operating Partnership and sets forth other necessary corresponding changes. All other terms of the Second Amended and Restated Limited Partnership Agreement remained substantially the same.

The holders of Preferred Units receive distributions at a rate of 9.0% per annum (the “Pay Rate”), payable monthly and calculated on an actual/360 day basis. Accumulated but unpaid distributions, if any, accrue at the Pay Rate. The preferred units of limited partnership interests in our Operating Partnership rank senior to all classes or series of partnership interests in our Operating Partnership and therefore, any cash we have to pay distributions otherwise may be used to pay distributions to the holder of such preferred units first.

The Preferred Units are redeemable by our Operating Partnership, in whole or in part, at the option of our Operating Partnership at any time. The redemption price (“Redemption Price”) for the Preferred Units is equal to the sum of the Liquidation Amount plus all accumulated and unpaid distributions thereon to the date of redemption.

On June 28, 2017, the Preferred Investor invested approximately $5.65 million in the first tranche of its Investment in our Operating Partnership, all of which was used to fund a portion of the purchase price for the acquisition of the Fayetteville Property. The Preferred Investor received 226,000 Preferred Units in our Operating Partnership. In addition, pursuant to the terms of the Unit Purchase Agreement, our Operating Partnership issued to the Preferred Investor an additional 2,260 Preferred Units, or 1.0% of the amount of the first tranche of the Investment.

Our Sponsor previously funded approximately $1.01 million in acquisition and loan deposits related to the acquisition of the Tallahassee Property (the “Previously Funded Amounts”). On September 28, 2017, the Previously Funded Amounts were converted into Preferred Units in our Operating Partnership. Accordingly, the Preferred Investor received an additional 40,220 Preferred Units. In addition, pursuant to the terms of the Unit Purchase Agreement, our Operating Partnership issued to the Preferred Investor an additional approximately 402 Preferred Units, or 1% of the Previously Funded Amounts.

On December 5, 2017, we completed the redemption of the Preferred Units then outstanding with net proceeds from our Private Offering.

Between June and August of 2018, the Preferred Investor invested approximately $6.3 million in our Operating Partnership, of which approximately $3.4 million was used in the closing of our Courtyard Property, and approximately $2.9 million was used to further pay down the Utah Bridge Loan. For these investments, the Preferred Investor received approximately 252,000 Preferred Units in our Operating Partnership. In addition, pursuant to the terms of the Unit Purchase Agreement, our Operating Partnership issued to the Preferred Investor an additional approximately 2,520 Preferred Units, or 1.0% of the amount of the Investment.

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December 31, 2018

In October 2018, the Preferred Investor invested approximately $0.8 million in our Operating Partnership, which was used to make an investment in Power 5 Conference Student Housing, see Note 8, Related Party Transactions, for additional information. Also in October 2018, the Preferred Investor invested an additional $3.0 million in our Operating Partnership, such amount was used to primarily pay down Utah Bridge Loan. For these investments, the Preferred Investor received approximately 150,550 Preferred Units in our Operating Partnership. In addition, pursuant to the terms of the Unit Purchase Agreement, our Operating Partnership issued to the Preferred Investor an additional approximately 1,505 Preferred Units, or 1.0% of the amount of the Investment.

As of December 31, 2018 approximately $10.2 million of Preferred Units were outstanding.

Note 7. Segment Disclosures

We operate in two reportable business segments: (i) student housing and (ii) senior housing.

Management evaluates performance based upon property net operating income (“NOI”). NOI is defined as leasing and related revenues, less property level operating expenses.

The following table summarizes information for the reportable segments for the year ended December 31, 2018:

	Student Housing	Senior Housing	Corporate and Other	Total
Leasing and leasing related revenues	$8,422,326	$12,879,072	$—	$21,301,398
Other revenues	—	2,071,324	—	2,071,324
Property operating expenses	(4,252,853)	(9,534,673)	—	(13,787,526)
Net operating income	4,169,473	5,415,723	—	9,585,196
Property operating expenses - affiliates	672,831	874,990	—	1,547,821
General and administrative	—	—	1,822,190	1,822,190
Depreciation	3,250,047	2,640,712	7,524	5,898,283
Intangible amortization expense	3,743,639	4,283,892	—	8,027,531
Acquisition expenses – affiliates	—	154,136	—	154,136
Other property acquisition expenses	—	323,906	—	323,906
Interest expense	2,141,400	4,543,730	—	6,685,130
Interest expense – debt issuance costs	68,126	705,229	—	773,355
Other	(1,598)	67,459	7,764	73,625
Net loss	$(5,704,972)	$(8,178,331)	$(1,837,478)	$(15,720,781)

The following table summarizes our total assets by segment:

Segments	December 31, 2018
Student housing	$94,593,010
Senior housing	174,210,522
Corporate and Other	9,166,083
Total assets	$277,969,615

Note 8. Related Party Transactions

Fees to Affiliates

Our Private Offering Advisory Agreement and our Private Offering Dealer Manager Agreement entitled our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Additionally, the Advisory Agreement, Dealer Manager Agreement, and transfer agent agreement (the “Transfer Agent Agreement”) executed in connection with the Public Offering, entitle our Advisor, our Dealer Manager and our Transfer

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Agent to specified fees upon the provision of certain services with regard to the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor and our Transfer Agent in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Public Offering may be paid by our Advisor on our behalf and will be reimbursed to our Advisor from the proceeds of our Primary Offering; provided, however, that our Advisor will fund, and will not be reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares. Organization and offering costs consist of all expenses (other than sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) to be paid by us in connection with the Public Offering, including our legal, accounting, printing, mailing and filing fees and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Public Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. We also incurred similar organization and offering costs in connection with our Primary Private Offering. Pursuant to the Advisory Agreement, our Advisor will be required to reimburse us within 60 days after the end of the month which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

Advisory Agreements

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we are required to reimburse our Advisor for organization and offering costs from the Offerings; provided, however, pursuant to the Advisory Agreement, our Advisor will fund, and will not be reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares in the Primary Offering and will be required to reimburse us within 60 days after the end of the month in which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

The Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees, are in excess of 15% of gross proceeds from the Primary Offering. Our Advisor was due acquisition fees pursuant to the Private Offering Advisory Agreement equal to 2% of the contract purchase price of each property we acquired while such agreement was in effect. Prior to the amendment of the Advisory Agreement on September 6, 2018 (the “AA Amendment”), our Advisor received acquisition fees equal to 1.75% of the contract purchase price of each property we acquired. However, as a result of the AA Amendment, we will no longer incur acquisition fees. Our Advisor received reimbursement of any acquisition expenses our Advisor incurred pursuant to the Private Offering Advisory Agreement, which continues under the Advisory Agreement. Our Advisor was entitled to receive a monthly asset management fee equal to 0.05417% (which is one twelfth of 0.65%) of our aggregate asset value, pursuant to the Private Offering Advisory Agreement. Pursuant to the Advisory Agreement, our Advisor, effective May 1, 2018, is also entitled to receive a monthly asset management fee. This fee was initially equal to 0.05208% (which is one twelfth of 0.625%) of our average invested assets, as defined by the Advisory Agreement, but the AA Amendment later increased this fee to 0.66667% (which is one twelfth of 0.8%) of our average invested assets. Pursuant to the Private Offering Advisory Agreement, our Advisor was due a financing fee of up to 0.5% of the borrowed amount of a loan for arranging for financing in connection with the acquisition, development or repositioning of our properties. Our Advisor will not receive financing fees pursuant to the Advisory Agreement.

Under our Private Offering Advisory Agreement, our Advisor would have been due disposition fees equal to 3% of the contract sales price of each property sold inclusive of any real estate commissions paid to third party real estate brokers. However, no such disposition fees were paid, as we have not sold any properties. Moreover, we will not owe our Advisor any disposition fees going forward, as no such fees will be due under the Advisory Agreement.

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December 31, 2018

Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) do not renew or terminate the Advisory Agreement, (3) liquidate our portfolio or (4) effect a merger or other corporate reorganization.

The Private Offering Advisory Agreement and Advisory Agreement provide for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after commencement of the Public Offering, pursuant to our Advisory Agreement, our Advisor will be required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified.

Dealer Manager Agreements

In connection with our Primary Private Offering, our Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the Primary Private Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Primary Private Offering under the terms of the Private Offering Dealer Manager Agreement; provided, however, for all shares sold pursuant to our Primary Private Offering through the Discount Termination Date, dealer manager fees were reduced to an amount of up 2.0% of gross proceeds from sales in the Primary Private Offering.

In connection with our Public Offering, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3% of gross proceeds from the sales of Class T shares in the Primary Offering and a dealer manager fee of up to 3.0% of gross proceeds from sales of both Class A and Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from sales of Class W shares in the Primary Offering. In addition, our Dealer Manager will receive an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering. Our Dealer Manager will also receive an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share; and (iv) the date that such Class T share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate dealer manager servicing fees paid in our Primary Offering with respect to Class W shares equals 9.0% of the gross proceeds from the sale of Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share is redeemed or is no longer outstanding.

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December 31, 2018

In connection with our Public Offering, our Dealer Manager will enter into participating dealer agreements with certain other broker-dealers which will authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, may not exceed 3% of gross offering proceeds from sales in the Public Offering.

Affiliated Dealer Manager

Our Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager. Affiliates of our Dealer Manager own a 2.5% non-voting membership interest in our Advisor, which they acquired on January 1, 2018.

Transfer Agent Agreement

Our Sponsor is the owner and manager of our Transfer Agent, which is a registered transfer agent with the SEC. Effective in May 2018, our Transfer Agent processes subscription agreements and certain other forms directly, as well as provides customer service to our stockholders. These services include, among other things, processing payment of any sales commission and dealer manager fees associated with a particular purchase, as well as processing the distributions and any servicing fees with respect to our shares. Additionally, our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our Transfer Agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with Transfer Agent and registrar services. Our Transfer Agent also conducts transfer agent and registrar services for other non-traded REITs sponsored by our Sponsor.

It is the duty of our board of directors to evaluate the performance of our Transfer Agent. In connection with the engagement of our Transfer Agent, we paid a one-time initial setup fee of $50,000. In addition, the other fees to be paid to our Transfer Agent are based on a fixed quarterly fee, one-time account setup fees and monthly open account fees. In addition, we will reimburse our Transfer Agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our Transfer Agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our Transfer Agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it.

The initial term of the Transfer Agent Agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the Transfer Agent Agreement upon 90 days’ prior written notice. In the event that we terminate the Transfer Agent Agreement, other than for cause, we will pay our Transfer Agent all amounts that would have otherwise accrued during the remaining term of the Transfer Agent Agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

Property Managers

Pursuant to our Advisory Agreement, our Advisor is responsible for overseeing any third party property managers or operators and may delegate such responsibility to its affiliates. Our Advisor has assigned such oversight responsibilities to our Property Manager. Currently, we expect to rely on third party property managers and senior living operators to manage and operate our properties. Effective May 1, 2018, we now pay our Property Manager an oversight fee equal to 1% of the gross revenues attributable to such properties; provided, however, that our Property Manager will receive an oversight fee equal to 1.5% of the gross revenues attributable to any senior housing property other than such properties that are leased to third party tenants under triple-net or similar lease structures. In the event any of our properties are managed directly by our Property Manager, we will pay our Property Manager a property management fee that is approved by a majority of our board of directors, including a majority of our independent directors not otherwise interested in such transaction, as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2018 and 2017, as well as any related amounts payable as of December 31, 2018 and 2017:

	Year Ended December 31, 2017			Year Ended December 31, 2018
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$394,654	$271,229	$123,425	$798,899	$550,938	$371,386
Transfer Agent expenses	—	—	—	107,473	58,000	49,473
Asset management fees(1)	135,163	93,492	41,671	1,303,198	262,347	1,082,522
Property management oversight fees	—	—	—	244,623	44,336	200,287
Acquisition expenses	2,310,020	2,310,020	—	154,311	154,311	—
Capitalized
Debt issuance costs	499,382	465,500	33,882	357,025	390,907	—
Acquisition expenses	—	—	—	3,180,000	1,200,000	1,980,000
Additional Paid-in Capital
Selling commissions	3,947,269	3,915,109	32,160	894,118	926,278	—
Dealer Manager fees	1,490,524	1,474,704	15,820	511,522	527,342	—
Stockholder servicing fees and dealer manager servicing fees(2)	—	—	—	47,955	1,009	46,946
Offering costs	508,350	508,350	—	913,383	406,331	507,052
Total	$9,285,362	$9,038,404	$246,958	$8,512,507	$4,521,799	$4,237,666

(3)

For the year ended December 31, 2017 and the four months ended April 30, 2018, the Advisor permanently waived one half of the asset management fee totaling approximately $135,000 and $160,000, respectively. Such amounts were waived permanently and accordingly, will not be paid to the Advisor. Commensurate with our Public Offering being declared effective on May 1, 2018, the Advisor is no longer waiving asset management fees.

(4)

We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W Shares sold in the Primary Offering.

Please see Note 5 – Debt and Note 6 – Preferred Equity in our Operating Partnership for detail regarding additional related party transactions.

Investment in Reno Student Housing, DST

On October 20, 2017, we completed an investment in a private placement offering by Reno Student Housing, DST (“Reno Student Housing”) using proceeds from our Private Offering of approximately $1.03 million for an approximately 2.6% beneficial interest. Reno Student Housing is a Delaware statutory trust and an affiliate of our Sponsor. Reno Student Housing owns a student housing property located in Reno, Nevada (the “Reno Property”). We have determined that Reno Student Housing is a VIE of which we are not the primary beneficiary, as we do not have the power to direct the most significant activities of the entity nor do we have the obligation to absorb losses or the rights to receive benefits of the entity that could be significant to the entity. As such, our investment in Reno Student Housing is accounted for under the equity method of accounting.

Investment in Power 5 Conference Student Housing I, DST

In October 2018, we completed an investment of approximately $0.8 million in a private placement offering by Power 5 Conference Student Housing I, DST (“Power 5 Conference Student Housing”) using proceeds from the issuance of Preferred Units in our Operating Partnership for an approximately 1.4% beneficial interest. Power 5 Conference Student Housing is a Delaware statutory trust and an affiliate of our Sponsor. Power 5 Conference Student Housing owns two student housing properties located in Ann Arbor, Michigan and Columbia, South Carolina. We have determined that Power 5 Conference Student Housing is a VIE of which we are not the primary beneficiary, as we do not have the power to direct the most significant activities of the entity nor do we have the obligation to absorb losses or the rights to receive benefits of the

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

entity that could be significant to the entity. As such, our investment in Power 5 Conference Student Housing is accounted for under the equity method of accounting.

Note 9. Commitments and Contingencies

Property Management

The Fayetteville Property and the Tallahassee Property are managed by Asset Campus Housing, a third-party student housing manager. Pursuant to our property management agreements with ACH, we pay a monthly management fee, plus reimbursement of amounts reasonably incurred by ACH in managing the properties, such as employee compensation, marketing costs and certain third-party administrative costs. We also may pay ACH a construction management fee for certain construction management services.  The property management agreements have a one year term and automatically renew for successive one year periods thereafter, unless we or ACH provides prior written notice at least 30 days prior to the expiration of the term. The agreements are also subject to other customary termination provisions.

Our senior housing properties are managed by third-party senior living operators. Pursuant to the respective property management agreements we pay a monthly management fee plus reimbursement of amounts reasonably incurred in managing the properties, such as employee compensation, marketing costs and certain third-party administrative costs. In certain instances we may pay a construction management fee for certain construction management services. Additionally, such operators may be entitled to a performance based incentive fee, based on the performance of the property. The property management agreements have an original term of three to five years and automatically renew for successive one year periods thereafter, unless we or the operator provide prior written notice at least 180 days prior to the expiration of the term. The agreements are also subject to customary termination provisions including a termination fee if the agreement is terminated in certain circumstances.

Distribution Reinvestment Plans

We adopted a distribution reinvestment plan in connection with the Private Offering (the “Private Offering Distribution Reinvestment Plan”) that allowed our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. We amended and restated the Private Offering Distribution Reinvestment Plan in connection with the Public Offering (the “Distribution Reinvestment Plan”) on May 1, 2018. The purchase price per share under the Distribution Reinvestment Plan for each class of shares is as follows: (i) $9.81 for Class A shares, (ii) $9.50 for Class T shares and (iii) $9.40 for Class W shares. No sales commissions or dealer manager fees are paid with respect to the sale of such shares. We may amend or terminate the Distribution Reinvestment Plan for any reason at any time upon 10 days’ prior written notice to stockholders.

Share Redemption Programs

In connection with the Private Offering, the “Private Offering Share Redemption Program” enabled stockholders to sell their shares to us in limited circumstances. In connection with the Public Offering, we amended the Private Offering Share Redemption Program, such amended program now being referred to as the Share Redemption Program. Stockholders generally have to hold shares for one year before submitting a redemption request; however, we may waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder. The number of shares eligible to be redeemed pursuant to the Share Redemption Program is limited as follows: 1) during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year; and 2) funding for the redemption of shares will be limited to the amount of net proceeds we receive from the sale of shares under our Distribution Reinvestment Plan.

Our board of directors may amend, suspend or terminate the Share Redemption Program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders.

The redemption price per share for shares redeemed pursuant to the Share Redemption Program will depend upon whether such shares were sold in the Private Offering or in the Public Offering until our board of directors approves an estimated net asset value per share:

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018

Private Offering Shares: The redemption price per share for shares sold in the Private Offering will depend on the length of time the stockholder has held such shares as follows:

Number Years Held	Redemption Price
Less than 1	No Redemption Allowed
More than 1 but less than 2	90.0% of the Redemption Amount (as defined below)
More than 2 but less than 3	92.5% of the Redemption Amount
More than 3 but less than 4	95.0% of the Redemption Amount
More than 4	100% of the Redemption Amount

As long as we are engaged in an offering, the Redemption Amount shall be the lesser of the amount an investor paid for their shares or the price per share in the current offering. If we are no longer engaged in an offering, the Redemption Amount will be determined by our board of directors.

Public Offering Shares: The redemption price per share for shares purchased in the Public Offering is equal to the net investment amount of our shares, which will be based on the “amount available for investment” percentage shown in the estimated use of proceeds table in our prospectus. For each class of shares, this amount will equal the then-current offering price of the shares, less the associated sales commissions, dealer manager fee and estimated organization and offering expenses not reimbursed by our Advisor.

Once our board of directors approves an estimated net asset value per share, as published from time to time in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q and/or a Current Report on Form 8-K publicly filed with the SEC, the redemption price per share of a given class of shares purchased in either the Private Offering or the Public Offering shall then be equal to the then-current estimated net asset value per share for such class of shares.

There will be several limitations on our ability to redeem shares under the Share Redemption Program including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the Share Redemption Program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.
•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.
•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2018 we received one redemption request for approximately 2,000 shares (approximately $15,000) which was fulfilled in January of 2019. For the year ended December 31, 2017, we did not receive any requests for redemption.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership will have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may redeem their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to the Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 10. Declaration of Distributions

On December 20, 2018, our board of directors declared a daily distribution rate for the first quarter of 2019 of $0.0016980822 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period, commencing on January 1, 2019 and continuing on each day thereafter through and including March 31, 2019. Such distributions payable to each stockholder of record during a month will be paid the following month. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00142 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00157 per day will be paid per Class W share.

Note 11. Subsequent Events

Public Offering Status

As of March 19, 2019, we had sold approximately 236,000 shares of Class A Common stock, approximately  47,000 shares of Class T Common stock, and approximately 67,000 shares of Class W Common stock for gross offering proceeds of $3.5 million in our Primary Offering.

KeyBank Bridge Loans

On February 23, 2019, pursuant to the terms of the Utah Bridge Loan, the KeyBank Bridge Borrowers elected to extend the maturity date of the loan from February 23, 2019 to August 23, 2019 and our Operating Partnership paid KeyBank approximately $60,000 (an amount equal to 0.50% of the outstanding principal balance).

On March 29, 2019, the KeyBank Bridge Borrowers and our Sponsor entered into an amendment to the Utah Bridge Loan and Courtyard Bridge Loans (collectively, the “Full KeyBank Bridge Loan”).  The amendment (the “Second Amendment”) to the Full KeyBank Bridge Loan further extended the maturity date of the Utah Bridge Loan to April 30, 2020 and revised certain of the covenant requirements previously imposed on us by the Full KeyBank Bridge Loan. In connection with the foregoing, we, along with the KeyBank Bridge Borrowers and our Sponsor, also entered into a Second Omnibus Amendment and Reaffirmation of Loan Documents (the “Second Omnibus Amendment”). As a result of the Second Omnibus Amendment, we continue to serve as a guarantor pursuant to the terms and conditions of the Full KeyBank Bridge Loan.

In accordance with the Second Amendment, our Sponsor executed a joinder agreement to become a party to the Full KeyBank Bridge Loan. Pursuant to the Second Amendment, the security was amended such that the Full KeyBank Bridge Loan is additionally secured by a pledge of certain equity interests owned by certain subsidiaries of our Sponsor, as set forth in separate pledge agreements.

Cash Distribution Declaration

On March 12, 2019, our board of directors declared a daily distribution rate for the second quarter of 2019 of $0.0016980822 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period, commencing on April 1, 2019 and continuing on each day thereafter through and including June 30, 2019. Such distributions payable to each stockholder of record during a month will be paid the following month. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.00142 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.00157 per day will be paid per Class W share.

S-1

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

SCHEDULE III

December 31, 2018

			Initial Cost to Company				Gross Carrying Amount at December 31, 2018
Description	ST	Encumbrance	Land	Building and Improvements(2)	Total	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements(2)	Total		Accumulated Depreciation	Date of Construction	Date Acquired
Fayetteville	AR	$29,500,000	$4,903,000	$48,477,000	$53,380,000	$333,127	$4,903,000	$48,810,127	$53,713,127		$(2,569,086)	2016	6/28/2017
Tallahassee	FL	23,500,000	3,780,000	41,064,000	44,844,000	36,314	3,780,000	41,100,314	44,880,314		(1,943,336)	2017	9/28/2017
Wellington	UT	28,709,000	2,520,000	43,567,489	46,087,489	96,037	2,520,000	43,663,526	46,183,526		(1,118,087)	1999	2/23/2018
Cottonwood Creek	UT	9,337,000	3,026,000	12,327,209	15,353,209	55,375	3,026,000	12,382,584	15,408,584		(379,576)	1982	2/23/2018
Charleston	UT	8,859,000	763,000	11,533,180	12,296,180	34,204	763,000	11,567,384	12,330,384		(333,674)	2005	2/23/2018
Courtyard	OR	63,200,000	5,696,000	77,657,563	83,353,563	173,105	5,696,000	77,830,668	83,526,668		(809,373)	1992-2009	8/31/2018
Total		$163,105,000	$20,688,000	$234,626,441	$255,314,441	$728,162	$20,688,000	$235,354,603	$256,042,603	(1)	$(7,153,132)

(1)	The aggregate cost of real estate for United States federal income tax purposes is $281,532,870.
(2)	Building and building improvements include land improvements and furniture, fixtures and equipment.

S-2

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2018

Activity in real estate facilities during 2018 was as follows:

2018
Real estate facilities
Balance at beginning of year	$98,258,516
Facility acquisitions	157,090,441
Additions - Student	334,925
Additions - Senior	358,721
Balance at end of year	$256,042,603
Accumulated depreciation
Balance at beginning of year	$(1,254,849)
Depreciation expense	(5,898,283)
Balance at end of year	$(7,153,132)
Construction in process
Balance at beginning of year	$—
Net additions and assets placed into service	2,333,331
Balance at end of year	$2,333,331
Real estate facilities, net	$251,222,802

Appendix A

APPENDIX A SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS Any person(s) desiring to subscribe for shares of common stock (the “Shares”) in Strategic Student & Senior Housing Trust, Inc. (the “Company”) should carefully read and review the prospectus, as supplemented and amended to date (the “Prospectus”) and if he/she/they desire(s) to subscribe for Shares, complete the Subscription Agreement that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please type the information or print in ballpoint pen. AN INVESTMENT IN STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE INVESTOR RECEIVED THE FINAL PROSPECTUS. IF AN INVESTOR’S SUBSCRIPTION IS ACCEPTED, THEN THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR. (1) Enter the Investment Amount to be invested in either Class A, Class T, or Class W Shares. Please refer to our Prospectus, including INVESTMENT the “Questions and Answers About This Offering” section, for a description of our share classes and which classes are available for specific investors. Payment for the full price of the Shares subscribed for should be made payable to Strategic Student & Senior Housing Trust, Inc. Select the share class to specify your subscription to either Class A, Class T, or Class W Shares. Indicate your method of payment — either by mail, by wire, or by asset transfer — and fill out the specified information for your method of payment. For purchases of Class W shares through a Registered Investment Advisor not affiliated with a Broker-Dealer, also complete a Certification of Client Suitability on page 7. Class W Shares are only available for purchase by certain categories of purchasers. Class W Shares may only be sold to investors who: (i) purchase shares through fee-based programs, also known as wrapaccounts, (ii) purchase shares through participating broker dealers that have alternative fee arrangements with their clients, (iii) purchase shares through certain registered investment advisers, (iv) purchase shares through bank trust departments or any otherorganization or person authorized to act in a fiduciary capacity for its clients or customers, (v) are an endowment, foundation,pension fund, or other institutional investor, or (vi) are a part of any other categories of purchasers or through any other distribution channels that we name in an amendment or supplement to the Prospectus. Waiver of Commission Only — Check this box for sales of Class A shares only if one of the following situations applies: (1) an RIA introduced the sale, the RIA is affiliated with a Broker-Dealer, and the sale is conducted by the RIA in his or her capacity as a Registered Representative of a Broker-Dealer; (2) an RIA introduced the sale, the RIA is not affiliated with a Broker-Dealer, and the sale is made pursuant to an RIA Selling Agreement (in this case, include a Certification of Client Suitability); (3) a participating RIA is purchasing the Shares for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans; or (4) a participating Broker-Dealer or Registered Representative of a Broker-Dealer is purchasing the Shares for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediately family members and their IRAs or other retirement plans. Waiver of Commission and Dealer Manager Fee — Check this box if you are any of the following and purchasing Class A shares for your own account, your IRA, or other retirement plan: (a) our directors and officers, (b) directors, officers, and employees of ouradvisor or its affiliates, including sponsors and consultants, or (c) immediate family members of any of the persons or entities listedin (a) and (b). Volume Discount Purchase — Check this box if your purchase of Class A shares qualifies for a volume discount. If this purchase is eligible to be combined with purchases by another person/entity as a “single purchaser” (as described in the Prospectus) for purposes of a volume discount, then provide the account number of the other person/entity. Please see the “Plan of Distribution — Volume Discounts (Class A Shares Only)” section of our Prospectus for additional information about volume discounts. The minimum required initial investment is $5,000; provided, however, that the minimum required initial investment for purchases made by an individual retirement account, or IRA, is $1,500. If additional investments in the Company are made, you will need to complete an Additional Subscription Agreement Form with the exact name in which the original purchase was made. The investor(s) acknowledge(s) that the broker-dealer named on the original Subscription Agreement may receive a commission on any such additional investments in the Company. (2) (2)a For non-custodial ownership accounts, enter the exact name in which the Shares are to be held. For multiple investors, enter the INVESTOR names of all investors. For custodial ownership accounts, enter “FBO” followed by the name of the investor. INFORMATION (2)b Enter the home address, city, state, zip code, home telephone, business telephone, and email address of the investor. Note: Section 4 should contain the custodian’s mailing address. (2)c Enter an alternate mailing address if different than the home address in item (2)b. (2)d Enter the date of birth of the investor (required) and joint investor, if applicable, or date of incorporation. Enter the social security number (SSN) of the investor (required) and joint investor, if applicable. The investor is certifying that the number is correct. For custodial accounts, enter the investor’s social security number (for identification purposes). Enter Tax ID number, if applicable. (2)e Check the appropriate box. If the investor(s) is/are a non-resident alien(s), he/she/they must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Companyas soon as it is available. If a non-resident alien, the investor(s) must submit an original of the appropriate W-8 Form (W-8BEN, W-8ECI, W-8EXP, or W-8IMY) in order to make an investment. (3) We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic ELECTRONIC DELIVERY OF REPORTS AND UPDATES delivery of stockholder communications. By electing to receive stockholder communications electronically, you authorize the Company to (i) email stockholder communications and reports to you directly, (ii) make stockholder communications and reports available on the Company’s website and notify you by email or mail when and where such documents are available, or (iii) provide a copy of the stockholder communications and reports, or links to such stockholder communications and reports, to you on a CD, USB drive, or other electronic medium mailed to my address of record, or sent by other means of electronic delivery. The stockholder communications we may send electronically include, but are not limited to, the registration statement, Prospectus, Prospectus supplements, quarterly reports, annual reports, proxy statements, charter, bylaws, sales materials, this Subscription Agreement, and applicable exhibits, and any other stockholder communications and reports. You will not receive paper copies of these electronic materials unless you request them or unless we are unable to electronically provide you with copies ofthese electronic materials. We may also choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration by sending an e-mail to investorrelations@sam.com. In addition, by connecting to electronic access, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of stockholder relations materials. Please initial and provide an e-mail address if you choose to consent to electronic delivery.

(4) Non-Custodial Ownership: The Subscription Agreement must be completed in its entirety. Please mail the complete, initialed, FORM OF OWNERSHIP signed Subscription Agreement and your form of payment made payable to Strategic Student & Senior Housing Trust, Inc. to the address on page 6. Custodial Ownership: The Subscription Agreement must be completed in its entirety. Select the appropriate type of entity; enterthe exact name of the custodian, mailing address, business phone and custodial account number. Subscription Agreement mustbe initialed and signed by investor and sent to Custodian for execution and Medallion Signature Guarantee (MSG) or Corporate Resolution. Custodian will forward the Subscription Agreement and form of payment to the address on page 6. (5) Check the appropriate box to have the distributions mailed to the address of record (either the residence address or the mailing DISTRIBUTION OPTIONS address that is specified in Section 2) or to a third-party or alternate address. Check the appropriate box to participate in the Distribution Reinvestment Plan (the “DRP”). If you are reinvesting pursuant to the DRP, you may elect to reinvest all or a portion of your cash distribution by indicating in Section 5 the percentage desired in case and the percentage desired to be reinvested(percentages must add up to 100%). If the investor(s) prefer(s) direct deposit of cash distributions to an account or address otherthan as set forth in the Subscription Agreement, check the preferred option and complete the required information. A voidedcheck must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing andaccount numbers from the bank. If you participate in the DRP, we request that you notify the Company and your broker-dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards imposed by thestate in which you reside. AUTOMATED CLEARING HOUSE (ACH): I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account listed on the voided check or bank verification provided in response to Section 5 of theSubscription Agreement (the “Bank Account”). I (we) further authorize the Company to debit my (our) Bank Account in the eventthat the Company erroneously deposits additional funds into my (our) Bank Account to which I am (we are) not entitled, providedthat such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) Bank Account before the Company reverses such erroneously deposited amount, I (we) agree that theCompany has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount isrecovered by the Company. (6) Please separately initial the representations in paragraphs (1) through (4) where indicated. Please note the higher suitability SUBSCRIBER SIGNATURES requirements described in the Prospectus for residents of certain states. If you are a resident of one of the states indicated, please initial the representations in paragraph (5) as applicable. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. The Subscription Agreement must be signed/initialed and dated by the investor(s) and, if applicable, the trustee or custodian. The Subscription Agreement must be signed and guaranteed by the custodian(s) if investing through an IRA, Keogh, or qualified plan, if applicable. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation, or trust, then a general partner, officer, or trustee of the entity must sign. (7) This Section is to be competed and executed by the Registered Representative or RIA. If there is more than one Registered REGISTERED REPRESENTATIVE Representative or RIA, all Registered Representatives and RIAs must complete and execute this Section. Please complete all broker-dealer information contained in this Section including the suitability certification (Investor State of Residence). OR RIA INFORMATION The Subscription Agreement, which has been delivered with the Prospectus, together with a check (if applicable) for the fullpurchase price, should be delivered or mailed to your broker-dealer. NOTICE TO STOCKHOLDERS The Shares of common stock of the Company are subject to restrictions on transfer. In addition, the Company has the authority to issue Shares of stock of more than three classes. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to (1) certain restrictions on ownership and transferability of the Company’s common stock and (2) the designations and any preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications,and terms and conditions of redemption for the Shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the Shares of each series to the extent set, and the authority of the board of directors to set such rights and preferences to subsequent series. Such request must be made to the Secretary of the Company at its principal office. ACCEPTABLE FORMS OF PAYMENT A. Wire transfers B. Pre-printed personal checks C. Cashier’s checks over $10,000 D. Business checks when applied to company/corporate account E. Trust checks for trust accounts F. Custodial checks for IRA accounts G. Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement Pay to the order of “Strategic Student & Senior Housing Trust, Inc.” WE CANNOT ACCEPT: Cash, cashier’s checks/official bank checks $10,000 or less, foreign checks, money orders, third party checks, temporary/starter checks, or traveler’s checks. PLEASE NOTE: Because of our anti-money laundering policies, if the investor’s name used in this Subscription Agreement/Signature Page does not match the Payer printed on the form(s) of payment, we may request documents or other evidence as we may reasonably require in order to correlate the investor’s name to the Payer on the form(s) of payment. MAILING ADDRESS: Strategic Student & Senior Housing Trust, Inc. c/o Strategic Transfer Agent Services, LLC 10 Terrace Road, Ladera Ranch, CA 92694 Attention: Investor Relations WIRE INSTRUCTIONS: Fifth Third Bank, 222 S. Riverside Plaza MD GRVR3B, Chicago, IL 60606 ABA# 042000314. Account Name: Strategic Student & Senior Housing Trust, Inc. Account# 7028062474. When sending a wire, please request that the wire references the subscriber’s name in order to assure the wire is credited to the proper account. PAGE 2 OF 7

(1) INVESTMENT (2) INVESTOR INFORMATION (REQUIRED) SECTION (2)c ALTERNATIVE MAILING ADDRESS OR P.O. BOX INVESTOR DATE OF BIRTH (TRUST OR (MM/DD/YYYY) (REQUIRED) ENTITY DATE) (text) INVESTOR SSN# (REQUIRED) (text) SECTION (2)e SUBSCRIPTION AGREEMENT If you need further assistance in completing this Subscription Agreement/signature page, please call Investor Relations at 866-418-5144. Initial Investment Additional Investment (Minimum $100.00) - Existing Account # (text) (checkbox) Unchecked(checkbox) UncheckedMinimum initial investment = $5,000 (Subscription Agreement or Additional Investment Subscription Agreement must be completed) Minimum initial IRA investment = $1,500 **Unless otherwise described in the Prospectus Funds EnclosedPlease issue form(s) of payment payable to: (checkbox) UncheckedFunds Wired(checkbox) Unchecked(checkbox) UncheckedStrategic Student & Senior Housing Trust, Inc. Asset Transfer Include Asset Transfer Form Total Invested in Class A SHARES Total Invested in Class T SHARES Total Invested in Class W SHARES $ (text) $ (text) $ (text) For Class A shares only, check if applicable: Waiver of Commission Only: (checkbox) UncheckedIf this box is checked, sales commission will be waived for one of the following (check one): If a Registered Investment Advisor (RIA) has introduced a sale and the RIA is affiliated with a Broker-Dealer, the sales commission will be (checkbox) Uncheckedwaived if the sale is conducted by the RIA in his or her capacity as a Registered Representative of a Broker-Dealer. If an RIA has introduced a sale and the RIA is not affiliated with a Broker-Dealer, the sales commission will be waived if the sale is made (checkbox) Uncheckedpursuant to a RIA Selling Agreement and you complete the CERTIFICATION OF CLIENT SUITABILITY on page 7. (checkbox) UncheckedA participating RIA for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans (in this case, this Subscription Agreement must be signed by the participating Registered Investment Advisor). A participating Broker-Dealer or Registered Representative of a participating Broker-Dealer for his, her, or its (a) own account, IRAs, or other (checkbox) Uncheckedretirement plans, or (b) immediate family members and their IRAs or other retirement plans. (text) If for a family member pursuant to (b) in either the third or fourth checkbox above, indicate relationship: Waiver of Commission and Dealer Manager Fee: (checkbox) UncheckedPlease check this box only if you are eligible for a waiver of sales commission and dealer manager fee. Waivers of sales commissions and dealer manager fees are generally only available for purchases made by the following for their own account, IRAs, or other retirement plans: (a) our directors and officers, or (b) directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants. Volume Discount Purchase: (checkbox) UncheckedPlease check this box if you are eligible for a volume discount on this purchase. If this purchase is eligible to be combined with purchases by another person/entity as a “single purchaser” (as described in the Prospectus) for purposes of a volume discount, then provide the account (text) number of the other person/entity: SECTION (2)a (text) Mr. Mrs. Ms. Other(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) UncheckedNAME OF INVESTOR, TRUSTEE OR AUTHORIZED SIGNER (REQUIRED) (text) NAME OF JOINT INVESTOR NAME OF TRUST, BUSINESS OR PLAN (text) (text) SECTION (2)b INVESTOR, TRUSTEE OR AUTHORIZED SIGNER’S STREET ADDRESS (REQUIRED) - NO P.O. BOX CITY HOME PHONE (REQUIRED) BUSINESS PHONE PHONE EXTENSION STATE ZIP CODE (text) (text) (text) (text) (text) (text) (text) SECTION (2)dCITY STATE ZIP CODE (text) (text) (text) (text) JOINT INVESTOR / AUTHORIZED SIGNER DATE OF BIRTH (MM/DD/YYYY) (text) (text) ENTITY TAX ID # (If Applicable) JOINT INVESTOR / AUTHORIZED SIGNER SSN# (text) Please indicate Citizenship Status (REQUIRED): if a box is not checked, U.S. Citizenship will be applied by default. (text) U.S. Citizen Resident Alien Non-Resident Alien* - Country of Origin: (checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked*If non-resident alien, investor must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP, or W-8IMY) in order to make an investment.

(3) ELECTRONIC DELIVERY OF REPORTS AND UPDATES

☐ Initial here

E-mail address: ____________

(4) FORM OF OWNERSHIP

NON-CUSTODIAL OWNERSHIP

- ☐ **Individual** — Investor must sign, initial, & date
- ☐ **Joint Tenants with Right of Survivorship** — All parties must sign, initial, & date
- ☐ **Tenants in Common** — All parties must sign, initial, & date
- ☐ **Community Property** — All parties must sign, initial, & date
- ☐ **Transfer on Death** — Include Transfer on Death Form
- ☐ **Pension, Profit Sharing Plan or 401K** — Trustee or custodian signature required. Include copy of plan document
- ☐ **Trust - Include a copy of the Trust or Certificate of Trust** — Trustee or Grantor signature(s) required; Date Established (Required) ____________
  - ☐ Currently Revocable
  - ☐ Irrevocable
- ☐ **Company or Corporation** — Authorized officer must sign or initial
  - ☐ S-Corp Include Corp Resolution
  - ☐ C-Corp Include Corp Resolution
- ☐ **Uniform Gift to Minors Act / Uniform Transfers to Minors Act** — Custodian must sign, initial, & date
- ☐ **Partnership or LLC** — Authorized Agent must sign, initial, & date. Partnership or Operating Agreement required.
- ☐ **Other:** ____________ (Specify) — Include any pertinent documents

CUSTODIAL OWNERSHIP

SEND ALL PAPERWORK DIRECTLY TO THE CUSTODIAN

☐ **IRA** ____________ (Type) ☐ **Qualified Pension or Profit Sharing Plan** ☐ **Non-Qualified Custodian Account** ☐ **Other:** ____________ (Specify)

☐ Inherited/Beneficiary IRA Deceased's Name (required) ____________

NAME OF CUSTODIAN OR TRUSTEE ____________

MAILING ADDRESS ____________

CITY ____________ STATE ____________ ZIP CODE ____________

BUSINESS PHONE ____________

TO BE COMPLETED BY CUSTODIAN OR OTHER ADMINISTRATOR

CUSTODIAN TAX ID ____________ CUSTODIAN ACCOUNT # ____________

NAME OF CUSTODIAN OR OTHER ADMINISTRATOR ____________

Custodian Medallion Signature Guarantee ____________

SIGNATURE OF CUSTODIAN (IF APPLICABLE) ____________ DATE **(REQUIRED)** ____________

(5) DISTRIBUTION OPTIONS

ALL DISTRIBUTIONS FOR CUSTODIAL ACCOUNTS WILL BE SENT TO THE CUSTODIAN

(REQUIRED)

- ☐ **Distribution Reinvestment Plan (DRP)** — Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus.
  - ______ % of each distribution in DRP
  - ______ % of each distribution in cash (total must equal 100%)
- ☐ **Cash Distributions Directed To:**
- ☐ **Via Direct Deposit (ACH)** — Complete information below. See ACH language in Section 5 of the instructions.
  - ☐ **Checking (must enclose voided check)**
  - ☐ **Savings (verification from bank must be provided)**
- ☐ **Mail to Alternate Address (2c)**
- ☐ **Mail to Street Address (2b)**

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL ____________

MAILING ADDRESS ____________

CITY ____________ STATE ____________ ZIP CODE ____________

BANK ABA# (FOR ACH ONLY) ____________ ACCOUNT # ____________

(MUST ENCLOSE A VOIDED CHECK OR VERIFICATION FROM BANK)

PAGE 4 OF 7

SSSHT-4-2019

(3) ELECTRONIC Instead of receiving paper copies of the registration statement, Prospectus, Prospectus supplements, quarterly reports,annual reports, proxy statements, charter, bylaws, sales materials, this Subscription Agreement, and applicable exhibits,and any other stockholder communications and reports (including, but not limited to, those specified in this sentence), IDELIVERY OF (a) authorize the Company and consent to electronic delivery of this Subscription Agreement, the Prospectus, and anyREPORTS AND UPDATES Initial here other stockholder communications and reports delivered therewith, and (b) authorize the Company to electronicallydeliver to me all stockholder communications and reports from the Company. In making this authorization, I herebyconsent for the Company to electronically send me stockholder communications and reports, including my account-specific information, by either (i) emailing stockholder communications and reports to me directly, (ii) making stockholdercommunications and reports available on the Company's website and notify me by email or mail when and wheresuch documents are available, or (iii) providing a copy of the stockholder communications and reports, or links to suchstockholder communications and reports, to me on a CD, USB drive, or other electronic medium mailed to my address ofrecord, or sent by other means of electronic delivery. (You must provide an e-mail address if you choose this option.) E-mail address: (text) (4) Individual Uniform Gift to Minors Act /Pension, Profit Sharing Plan or 401K (checkbox) Unchecked(checkbox) Unchecked(checkbox) UncheckedFORM OF OWNERSHIP NON-CUSTODIAL OWNERSHIP Tenants in Common Community Property Transfer on Death Joint Tenants with Right ofSurvivorship Uniform Transfers to Minors Act Partnership or LLC Other: Trust - Include a copy of the Trustor Certificate of Trust Company or Corporation Investor must sign, initial, & date Trustee or custodian signature required.Include copy of plan document Authorized Agent must sign, initial, & date. Partnership or Operating Agreement required. Trustee or Grantor signature(s) required Authorized officer must sign or initial Date Established(Required) (Specify)Include any pertinent documents Currently Revocable S-Corp Include Corp Resolution Irrevocable C-Corp Include Corp Resolution Custodian must sign, initial, & date All parties must sign, initial, & date All parties must sign, initial, & date Include Transfer on Death Form All parties must sign, initial, & date (checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(text) (checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(text) CUSTODIAL IRA Other:Non-Qualified CustodianQualified Pension or(checkbox) Unchecked(text) (checkbox) Unchecked(checkbox) Unchecked(checkbox) Unchecked(text) OWNERSHIP AccountProfit Sharing Plan(Type) (Specify) SEND ALL NAME OF CUSTODIAN OR TRUSTEE Inherited/Beneficiary IRADeceased’s Name (required) (checkbox) Unchecked(text) PAPERWORK (text) DIRECTLY TO MAILING ADDRESS THE CUSTODIAN NAME OF CUSTODIAN OR OTHER ADMINISTRATOR Custodian Medallion Signature Guarantee CITY STATE ZIP CODE BUSINESS PHONE CUSTODIAN TAX ID CUSTODIAN ACCOUNT # TO BE COMPLETED BY CUSTODIAN OR OTHER ADMINISTRATOR (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN OR NON-QUALIFIED CUSTODIAL ACCOUNT IS ADMINISTERED BY A THIRD PARTY) SIGNATURE OF CUSTODIAN (IF APPLICABLE) DATE (REQUIRED) (text) (text) (text) (text) (text) (text) (text) (text) (text) (5) If a box is not checked below, 100% of your distributions will be paid in cash and sent to the address of record. DISTRIBUTION OPTIONS Distribution Reinvestment Plan (DRP) Via Direct Deposit (ACH) Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus. Complete information below. See ACH language in Section 5 of the instructions. (checkbox) Unchecked(checkbox) UncheckedALL DISTRIBUTIONS % of each distribution in DRP Checking (must enclose voided check)(text) (checkbox) UncheckedFOR CUSTODIAL ACCOUNTS WILL Mail to Alternate Address (2c)% of each distribution in cash (total must equal 100%) Savings (verification from bank must be provided) (text) (checkbox) Unchecked(checkbox) UncheckedBE SENT TO THE Mail to Street Address (2b) Cash Distributions Directed To: (checkbox) Unchecked(checkbox) UncheckedCUSTODIAN NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL (REQUIRED) MAILING ADDRESS CITY STATE ZIP CODE BANK ABA# (FOR ACH ONLY) ACCOUNT # (MUST ENCLOSE A VOIDED CHECK OR VERIFICATION FROM BANK) (text) (text) (text) (text) (text) (text) (text) PAGE 4 OF 7

(6) SUBSCRIBER SIGNATURES (SIGNATURE/INITIAL & DATE REQUIRED) Please separately initial each of the representations (1) through (4) and any applicable representation in (5) below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Strategic Student & Senior Housing Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows: (REQUIRED) JOINTALL ITEMS MUST BE READ AND INITIALED. OWNER/ OWNER CUSTODIAN (1) I have received the final Prospectus of Strategic Student & Senior Housing Trust, Inc. (2) I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (ii) a net worth (as described above) of at least $70,000 and have a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional Shares unless I meet those suitabilityrequirements at the time of purchase. (3) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. (4) I am purchasing the Shares for my own account or, if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent, then I represent that I have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am trustee or authorized agent. (5) PLEASE SEPARATELY INITIAL, ONLY AS APPLICABLE, THE ITEMS BELOW. For these purposes, unless otherwise specified below, “net worth” in all cases should be calculated excluding the value of an investor’s home, home furnishings, and automobiles. Unless otherwise specified below, “liquid net worth” is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities. INITIAL AS APPLICABLE If I am an Alabama resident, I acknowledge that shares will only be sold to residents of the State of Alabama representing that they have a liquid net worth of at least 10 times their investment in this Company and its affiliates. If I am a California resident, I acknowledge that my investment in this Company must not exceed 10% of my liquid net worth. If I am an Idaho resident, I acknowledge that Idaho investors must have either (a) a liquid net worth of $85,000 and annual gross income of$85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor’s total investment in this Company may not exceed 10% of his or her liquid net worth. If I am an Iowa resident, I acknowledge that Iowa investors must have either: (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. In addition, an Iowa investor’s aggregate investment in this Company, shares of its affiliates, and other non exchange traded real estate investment trusts may not exceed 10% of his or her liquid net worth. Accredited investors in Iowa, as defined in 17 C.F.R. § 230.501, as amended, are not subject to the 10% investment limitation. If I am a Kansas resident, I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded REITs. For these purposes, “liquid net worth” shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. If I am a Kentucky resident, I acknowledge that my aggregate investment in this Company and any affiliate non-publicly traded REITs must not exceed 10% of my liquid net worth. If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. If I am a Massachusetts resident, I acknowledge that Shares will only be sold to residents of Massachusetts representing that they have a liquid net worth of at least 10 times their investment in this Company and other direct participation programs. If I am a Missouri resident, I acknowledge that no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the Company’s stock. If I am a Nebraska resident, I acknowledge that, in addition to the suitability standards above, Nebraska investors must limit their aggregate investment in the Company’s Shares and in other non-publicly traded real estate investment trusts (REITs) to 10% of such investor’s net worth. Accredited investors, as defined in 17 C.F.R. § 230.501, as amended, are not subject to this limitation. If I am a New Jersey resident, I acknowledge that New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in this Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth. If I am a New Mexico resident, I acknowledge that, in addition to the suitability standards above, the State of New Mexico requires that each investor in that state limit his or her investment in this Company, its affiliates, and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. If I am a North Dakota resident, I acknowledge that Shares will only be sold to residents of the State of North Dakota representing that they have a net worth of at least 10 times their investment in this Company and that they meet one of this Company’s suitability standards. If I am an Ohio resident, I acknowledge that it shall be unsuitable for an Ohio investor’s aggregate investment in shares of the Company, its affiliates, and in other non-traded real estate programs to exceed ten percent (10%) of the Ohio resident’s liquid net worth. If I am an Oregon resident, I acknowledge that Shares will only be sold to residents of the State of Oregon representing that they have a liquid net worth of at least 10 times their investment in this Company and its affiliates and that they meet one of this Company’s suitability standards. If I am a Pennsylvania resident, I acknowledge that my investment in this Company must be no more than 10% of my net worth. If I am a Puerto Rico resident, I acknowledge that my investment in shares of the Company, the Company’s affiliates, and other similar non-traded direct participation programs must not exceed more than 10% of my liquid net worth. If I am a Tennessee resident, I acknowledge that my investment in this Company must not exceed 10% of my liquid net worth. If I am a Vermont resident, I acknowledge that accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, as amended, may invest freely in this offering. I also acknowledge that, in addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Your sale is not final for five (5) business days after your receipt of the final Prospectus. We will deliver a confirmation of sale to you after your purchase is completed. TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CERTIFICATION (required): The investor signing below, under penalties of perjury, certifies that (1) the number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien), unless I have otherwise indicated in Section 2 above. Certification instructions. You must cross out certification 2 in the previous paragraph if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.I understand that I will not be admitted as a stockholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and depositing funds. The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. SIGNATURE OF JOINT OWNER OR SIGNATURE OF OWNER (REQUIRED) DATE (REQUIRED) BENEFICIAL OWNER (REQUIRED) DATE (REQUIRED) (text) (text) PAGE 5 OF 7

(7) REGISTERED REPRESENTATIVE OR RIA INFORMATION TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA The Registered Representative or Registered Investment Advisor (“RIA”) must sign below to complete the order. The Registered Representative or RIA warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. BROKER-DEALER OR RIA FIRM NAME (REQUIRED) CRD # (text) (text) BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX (text) CITY STATE ZIP CODE (text) (text) (text) BUSINESS PHONE (REQUIRED) FAX # (text) (text) REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) (REQUIRED) REPRESENTATIVE # (text) (text) REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX BRANCH ID # (text) (text) CITY STATE ZIP CODE (text) (text) (text) BUSINESS PHONE (REQUIRED) FAX # (text) (text) EMAIL ADDRESS (text) The undersigned confirm on behalf of the Broker-Dealer or RIA Firm that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct, and complete in all respects; (2) have discussed such investor’s prospective purchase of Shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. I hereby certify that I hold a Series 7 or Series 62 FINRA license and I INVESTOR STATE OF RESIDENCE (REQUIRED) (text) am registered in the following state in which this sale was completed. (Not applicable for RIAs.) If sale is being made through an RIA, fill out and sign the attached Certification of Client Suitability and include it with your completed Subscription Agreement. (text) SIGNATURE(S) OF REGISTERED REPRESENTATIVE(S) OR ADVISORS (REQUIRED) DATE (REQUIRED) (text) XX SIGNATURE OF BROKER-DEALER OR RIA (IF REQUIRED BY BROKER-DEALER) DATE (REQUIRED) X All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus entirely for a complete explanation of an investment in Strategic Student & Senior Housing Trust, Inc. MAIL TO: Strategic Student & Senior Housing Trust, Inc.c/o Strategic Transfer Agent Services, LLC 10 Terrace Road, Ladera Ranch, CA 92694Attention: Investor Relations Wire Information: Fifth Third Bank, 222 S. Riverside Plaza MD GRVR3B, Chicago, IL 60606 ABA# 042000314. Account Name: Strategic Student & Senior Housing Trust, Inc. Account# 7028062474. Investor Relations Toll Free Phone Line: 866-418-5144 PAGE 6 OF 7

FOR RIA USE ONLY CERTIFICATION OF CLIENT SUITABILITY Client Name: (text) The undersigned hereby certifies to Select Capital Corporation (“Dealer Manager”) as follows: 1. The undersigned is a registered investment advisor pursuant to the Investment Advisers Act of 1940, as amended. 2. The undersigned is not receiving any commission in connection with such investment. 3. The Client desires to invest in Strategic Student & Senior Housing Trust, Inc. (the “REIT”). 4. Prior to recommending purchase of shares of the REIT’s common stock (“Shares”), the undersigned had and continues to have reasonable grounds to believe, based upon information provided by the Client concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by the undersigned, that: (A) each Client that purchases Shares is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each Client that purchases Shares has a net worth and income sufficient to sustain the risks inherent in the Shares, including loss of the entire investment and lack of liquidity, and (C) the Shares otherwise are or will be a suitable investment for each Client that purchases Shares, and the undersigned shall maintain files disclosing the basis upon which the determination of suitability was made. 5. The undersigned agrees and acknowledges that Dealer Manager is relying on this certification with respect to the suitability of the Client to purchase Shares through Dealer Manager. 6. The undersigned represents and warrants that the undersigned has informed the Client of the current purchase price for Shares, including the purchase price for Shares under the distribution reinvestment plan. 7. The undersigned further represents and warrants that the information set forth in this Certification is accurate and that the Client’s subscription to purchase Shares either does not involve a discretionary account or, if so, that the undersigned has made the Client aware, prior to subscribing for the Shares, of the risks entailed in investing in the Shares. IN WITNESS WHEREOF, the undersigned has certified to the foregoing statements this (text) day of (text) , 201 (text) . ADV or IARD # (text) SIGNATURE OF REGISTERED INVESTMENT ADVISOR PRINT NAME OF REGISTERED INVESTMENT ADVISOR (text) Please complete this Certification as part of each Client’s completed subscription and send documents to Strategic Transfer Agent Services, LLC in accordance with the subscription agreement procedures. PAGE 7 OF 7